Exhibit 10.1

[EXECUTION COPY]

CREDIT AGREEMENT

dated as of

January 4, 2011,

among

RADIOSHACK CORPORATION,
as Borrower

THE OTHER FACILITY GUARANTORS PARTY HERETO FROM TIME TO TIME

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO CAPITAL FINANCE, LLC,
as Syndication Agent, and

REGIONS BANK,
as Documentation Agent

TABLE OF CONTENTS

ARTICLE I	1

SECTION 1.01	Definitions	1

SECTION 1.02	Terms Generally	44

SECTION 1.03	Accounting Terms	45

SECTION 1.04	Rounding	45

SECTION 1.05	Times of Day	45

SECTION 1.06	Letter of Credit Amounts	46

SECTION 1.07	Certifications	46

ARTICLE II	AMOUNT AND TERMS OF CREDIT	46

SECTION 2.01	Commitment of the Lenders	46

SECTION 2.02	Increase in Total Commitments	47

SECTION 2.03	Reserves	49

SECTION 2.04	Revolving Credit Loans	49

SECTION 2.05	Overadvances	52

SECTION 2.06	Swingline Loans.	53

SECTION 2.07	Evidence of Debt; Notes	54

SECTION 2.08	Interest on Loans	54

SECTION 2.09	Alternate Rate of Interest for Revolving Credit Loans	55

SECTION 2.10	Change in Legality	55

SECTION 2.11	Letters of Credit	56

SECTION 2.12	Increased Costs	60

SECTION 2.13	Termination or Reduction of Commitments	61

SECTION 2.14	Optional Prepayment of Revolving Credit Loans; Reimbursement of Lenders	62

SECTION 2.15	Mandatory Prepayment; Cash Collateral	64

SECTION 2.16	Credit Card Arrangements; Cash Management	64

SECTION 2.17	Fees	67

SECTION 2.18	Maintenance of Loan Account; Statements of Account	68

SECTION 2.19	Payments	68

SECTION 2.20	Settlement Amongst Lenders.	70

SECTION 2.21	Taxes	71

SECTION 2.22	Mitigation Obligations; Replacement of Lenders.	75

SECTION 2.23	Cash Collateral	76

SECTION 2.24	Defaulting Lenders	77

ARTICLE III	REPRESENTATIONS AND WARRANTIES	79

SECTION 3.01	Existence, Qualification and Power; Compliance with Laws	79

SECTION 3.02	Authorization; No Contravention	79

SECTION 3.03	Governmental Authorization; Other Consents	80

SECTION 3.04	Binding Effect	80

SECTION 3.05	Financial Statements; No Material Adverse Effect	80

SECTION 3.06	Litigation	80

SECTION 3.07	No Default	81

SECTION 3.08	Ownership of Property; Liens	81

SECTION 3.09	Environmental Compliance	81

SECTION 3.10	Taxes	82

SECTION 3.11	ERISA; Plan Compliance	82

SECTION 3.12	Subsidiaries; Equity Interests; Investments	83

SECTION 3.13	Margin Regulations; Investment Company Act	83

SECTION 3.14	Disclosure	83

SECTION 3.15	Intellectual Property; Licenses, Etc	84

SECTION 3.16	Solvency	84

SECTION 3.17	Security Documents	84

ARTICLE IV	CONDITIONS	85

SECTION 4.01	Conditions to Effectiveness of Credit Agreement and Conditions Precedent to Each Loan and Each Letter of Credit on the Closing Date	85

SECTION 4.02	Conditions Precedent to Each Credit Extension after the Closing Date	88

ARTICLE V	AFFIRMATIVE COVENANTS	89

SECTION 5.01	Financial Statements	89

SECTION 5.02	Certificates; Other Information	91

SECTION 5.03	Notices	93

SECTION 5.04	Payment of Taxes, Etc	94

SECTION 5.05	Preservation of Existence, Etc	94

SECTION 5.06	Maintenance of Properties	94

SECTION 5.07	Maintenance of Insurance.	94

SECTION 5.08	Compliance with Laws	95

SECTION 5.09	Books and Records	95

SECTION 5.10	Inspection Rights	95

SECTION 5.11	Covenant to Become a Loan Party and Give Security	97

SECTION 5.12	Compliance with Environmental Laws	98

SECTION 5.13	Further Assurances and Post-Closing Conditions	98

SECTION 5.14	Physical Inventories	99

SECTION 5.15	Use of Proceeds of Credit Extensions.	99

ARTICLE VI	NEGATIVE COVENANTS	99

SECTION 6.01	Liens	99

SECTION 6.02	Investments	101

SECTION 6.03	Indebtedness	103

SECTION 6.04	Fundamental Changes	104

SECTION 6.05	Dispositions	105

SECTION 6.06	Restricted Payments	107

SECTION 6.07	Change in Nature of Business	108

SECTION 6.08	Transactions with Affiliates	108

SECTION 6.09	Burdensome Agreements	108

SECTION 6.10	Prepayments, Etc., of Indebtedness	109

SECTION 6.11	Use of Proceeds	110

SECTION 6.12	Minimum Availability	110

ARTICLE VII	EVENTS OF DEFAULT	110

SECTION 7.01	Events of Default	110

SECTION 7.02	Remedies Upon Event of Default	113

SECTION 7.03	Application of Proceeds	113

ARTICLE VIII	THE ADMINISTRATIVE AGENT	114

SECTION 8.01	Appointment and Authority	114

SECTION 8.02	Rights as a Lender	115

SECTION 8.03	Exculpatory Provisions	115

SECTION 8.04	Reliance by Administrative Agent	116

SECTION 8.05	Delegation of Duties	116

SECTION 8.06	Resignation of Administrative Agent	117

SECTION 8.07	Non-Reliance on Administrative Agent and Other Lenders	117

SECTION 8.08	No Other Duties, Etc	118

SECTION 8.09	Administrative Agent May File Proofs of Claim	118

SECTION 8.10	Collateral and Guaranty Matters	119

SECTION 8.11	Loan Documents	120

SECTION 8.12	Other Liabilities	120

ARTICLE IX	MISCELLANEOUS	120

SECTION 9.01	Amendments, Etc	120

SECTION 9.02	Notices; Effectiveness; Electronic Communications	122

SECTION 9.03	No Waiver; Cumulative Remedies	124

SECTION 9.04	Expenses; Indemnity; Damage Waiver	125

SECTION 9.05	Payments Set Aside	127

SECTION 9.06	Successors and Assigns	127

SECTION 9.07	Confidentiality	132

SECTION 9.08	Setoff; Sharing of Excess Payments	132

SECTION 9.09	Interest Rate Limitation	134

SECTION 9.10	Counterparts	134

SECTION 9.11	Integration	134

SECTION 9.12	Severability	134

SECTION 9.13	GOVERNING LAW; JURISDICTION; ETC	135

SECTION 9.14	WAIVER OF RIGHT TO TRIAL BY JURY	136

SECTION 9.15	Agency for Perfection	136

SECTION 9.16	USA PATRIOT ACT, ETC	136

SECTION 9.17	No Advisory or Fiduciary Responsibility	137

SECTION 9.18	Foreign Asset Control Regulations	137

SECTION 9.19	Survival	138

SECTION 9.20	Press Releases and Related Matters	138

SECTION 9.21	Electronic Execution of Assignments and Certain Other Documents	138

SECTION 9.22	ENTIRE AGREEMENT	138

SECTION 9.23	Judgment Currency	139

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Customs Broker Agreement
Exhibit C:	Form of Notice of Borrowing
Exhibit D:	Form of Joinder
Exhibit E:	Form of Credit Card Notification
Exhibit F:	Form of Compliance Certificate
Exhibit G:	Form of Borrowing Base Certificate
Exhibit H:	Form of Solvency Certificate

SCHEDULES

Schedule 1.1(a):                               Lenders and Commitments
Schedule 1.1(b):                               Existing Letters of Credit
Schedule 4.01(c):                             Local Counsel Opinions
Schedule 5.02(e):                             Reporting Requirements
Schedule 6.01:                                  Permitted Encumbrances
Schedule 6.02:                                  Permitted Investments
Schedule 6.03:                                  Existing Indebtedness
Schedule 9.02:                                  Administrative Agent’s Office, Certain Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of January 4, 2011, is among RADIOSHACK CORPORATION, a Delaware corporation (the “Borrower”), the other Facility Guarantors (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in ARTICLE I) party hereto from time to time, the Lenders, and BANK OF AMERICA, N.A., as administrative agent and collateral agent (in such capacity, including any successor thereto, the “Administrative Agent”) for itself and the other Lenders.

W I T N E S S E T H:

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

SECTION 1.01  Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“2.50% Notes” means the Borrower’s 2.50% Senior Convertible Notes due 2013 issued pursuant to the 2.50% Notes Indenture.

“2.50% Notes Indenture” means that certain Indenture, dated as of August 18, 2008, between the Borrower and The Bank of New York Mellon Trust Company, N.A.

“2.50% Note Redemption Reserve” means, to the extent any 2.50% Notes remain outstanding on July 2, 2013, an Availability Reserve established by the Administrative Agent on such day in an amount equal to the remaining principal balance of the 2.50% Notes as of such date; provided, however, that the Administrative Agent shall release such 2.50% Note Redemption Reserve in full (or, in the case of a partial refinance or redemption, discharge or defeasance, the applicable portion thereof) upon the earliest to occur of (x) the date that the Administrative Agent shall have received evidence, reasonably satisfactory to it, that the outstanding 2.50% Notes (or a portion of such outstanding 2.50% Notes) shall have been refinanced pursuant to a Permitted Refinancing, (y) the date that the Administrative Agent shall have received evidence, reasonably satisfactory to it, that the outstanding 2.50% Notes (or a portion of such outstanding 2.50% Notes) shall have been redeemed, discharged or defeased and (z) a request for a Borrowing, the proceeds of which are used to redeem, discharge or defease all, or portion of, the outstanding 2.50% Notes, which Borrowing shall be certified as such by a Responsible Officer of the Borrower.

“ABL Primary Collateral” means all of the following assets and property of any Loan Party, whether now owned or hereafter acquired:  (a) all Accounts; (b) all rights under contracts relating to the creation or collection of Accounts; (c) all rights under any existing or future policy of insurance to the extent relating to Accounts; (d) all Letter-of-Credit Rights, guarantees, Supporting Obligations and other obligations securing or supporting any Accounts; (e) all Inventory; (f) all rights under contracts relating to the acquisition, completion or sale of Inventory; (g) all rights under any existing or future policy of insurance to the extent relating to Inventory; (h) all cash and Cash Equivalents; (i) all DDAs (including all Deposit Accounts), including all cash, Cash Equivalents, checks, other negotiable instruments, funds and other evidences of payments held therein; (j) Securities Accounts, Security Entitlements and Securities credited to such Securities Account, and, in each case, all cash, Cash Equivalents, checks and other property held therein or credited thereto; (k) all Documents and Instruments relating to any of the foregoing; (l) all books and Records relating to any of the foregoing; and (m) any and all Proceeds and products of any of the foregoing (including, without limitation, insurance proceeds, General Intangibles (other than any Intellectual Property), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), Commercial Tort Claims, Investment Property, Instruments, Securities, cash, Financial Assets, Letter-of-Credit Rights and Supporting Obligations relating to any of the foregoing and other proceeds or products of any of the foregoing); provided, however, that ABL Primary Collateral” shall not include (i) to the extent not applied to repay any Obligations in accordance with the terms hereof, identifiable proceeds from the disposition of any Collateral (other than ABL Primary Collateral) to the extent (x) such proceeds are required by the terms of the Indebtedness or other obligations secured by such Collateral to be applied to prepay such Indebtedness or other obligations or (y) are otherwise required to be segregated and/or maintained in any specified DDA by the terms of such Indebtedness or such other obligations and (ii) any specified DDA in which solely proceeds described in clause (i)(y) above are maintained.  Terms used in this definition of “ABL Primary Collateral” without definition that are defined in the UCC have the meanings given to such term in the UCC.

“ACH” means automated clearing house transfers.

“Account(s)” means “accounts” as defined in the UCC.

“Account Debtor” means the customer of a Loan Party who is obligated on or under an Account.

“Acquired EBITDA” shall mean, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of such any Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), all as determined on a consolidated basis in a manner consistent with GAAP.

“Acquisition” means, with respect to a specified Person, (a) a purchase or acquisition of a fifty percent (50%) or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a Real Estate portfolio or one or more Stores or Kiosks from any other Person or assets constituting a business unit, line of business or division of any other Person, or (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a fifty percent (50%) or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” shall have the meaning provided in SECTION 2.02(a).

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate multiplied by (b) the Statutory Reserve Rate.  The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” has the meaning provided in clause (b) of the definition of “Applicable Margin.”

“Administrative Agent” has the meaning provided in the preamble to this Agreement.

“Administrative Agent’s Account” has the meaning provided in SECTION 2.16(b).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Alternative Currency” means, with respect to any Letter of Credit, each currency (other than Dollars) that is approved by the Administrative Agent and the applicable Issuing Bank.

“Applicable Law” means as to any Person, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law and applicable to such Person.

“Applicable Margin” means:

(a)           From and after the Closing Date until the first Adjustment Date, (i) for purposes of determining any Letter of Credit Fee, Level I of the pricing grid below, and (ii) for any other purpose, the percentages per annum set forth in Level II of the pricing grid below; and

(b)           On the first day of each Fiscal Quarter (each, an “Adjustment Date”), commencing with the Fiscal Quarter beginning on April 1, 2011, the applicable percentages per annum set forth below determined by reference to the Average Daily Availability Percentage for the most recently ended Fiscal Quarter immediately preceding such Adjustment Date.

Level	Average Daily Availability Percentage	LIBO Applicable Margin	Prime Rate Applicable Margin
I	Greater than 66-2/3%	2.25%	1.25%
II	Less than or equal to 66-2/3% but greater than 33-1/3%	2.50%	1.50%
III	Less than or equal to 33-1/3%	2.75%	1.75%

“Applicable Unused Fee Rate” means:

(a)           From and after the Closing Date until the first Fee Adjustment Date, the percentage per annum set forth in Level II of the fee grid below; and

(b)           On the first day of each Fiscal Quarter (each, a “Fee Adjustment Date”), commencing with the Fiscal Quarter beginning on April 1, 2011, the applicable percentage per annum set forth below determined by reference to the Average Daily Used Commitment Percentage for the most recently ended Fiscal Quarter immediately preceding such Fee Adjustment Date:

Level	Average Daily Used Commitment Percentage	Applicable Unused Fee Rate
I	Greater than 50%	0.375%
II	Less than or equal to 50%	0.500%

“Appraised Value” means the net appraised recovery value of the Borrower’s Inventory (expressed as a percentage of the Cost of such Inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Administrative Agent conducted by an independent appraiser reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall use commercially reasonable efforts to cause any such independent appraiser to include wireless commissions associated with the sale of cell phones in its determination of such net appraised recovery value.

“Arrangers” means, collectively MLPF&S and WFCF, in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2009, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, audited by PricewaterhouseCoopers LLP, independent registered public accountants.

“Availability” means, at any time, an amount equal to (a) the Maximum Borrowing Amount at such time minus (b) the Total Outstandings to, or for the account of, the Borrower at such time.

“Availability Reserves” means, (a) the Customer Credit Liability Reserve, (b) the 2.50% Note Redemption Reserve, (c) the Specified Debt Payment Reserve, (d) the Priority Rent Reserve and (e) without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such other reserves, as the Administrative Agent from time to time determines in its Permitted Discretion, to reflect (i) any impediments to the realization upon the Collateral (including, without limitation, claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral), and (ii) events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral included in the Borrowing Base or the validity or enforceability of this Agreement or the other Loan Documents or any of the material rights or remedies of the Secured Parties hereunder or thereunder (in each case, whether or not the foregoing shall constitute a Default or Event of Default).

“Average Daily Availability Percentage” means, for any period, the percentage derived by dividing (a) the average daily Availability during such period by (b) the average daily Maximum Borrowing Amount during such period.

“Average Daily Used Commitment Percentage” means, for any period, the percentage derived by dividing (a) the average daily Total Outstandings during such period by (b) the average daily Total Commitments during such period.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bank Products” means, collectively, (a) any services or facilities (other than Cash Management Services) provided to any Loan Party by any Lender or any Affiliate of a Lender on account of (i) credit, debit or stored-value cards, (ii) purchase cards, and (iii) merchant services, and (b) any Swap Contracts provided to any Loan Party by any Swap Contract Secured Party, provided that any Bank Product for the benefit of any Foreign Subsidiary shall name a Borrower as the party thereto.

“Bankruptcy Code” means (Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Blocked Account” has the meaning provided in SECTION 2.16(a).

“Blocked Account Agreement” has the meaning provided in SECTION 2.16(a).

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which funds of any of the Loan Parties from one or more DDAs are deposited and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Materials” has the meaning provided in SECTION 5.02.

“Borrowing” means (a) the incurrence of Revolving Credit Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Wireless Receivables of the Loan Parties multiplied by eighty percent (80%), provided that the aggregate amount of Eligible Wireless Receivables of the Loan Parties shall not, at any time, constitute more than twenty-five percent (25%) of the Maximum Borrowing Amount;

plus

(b)           the Cost of Eligible Inventory of the Loan Parties (other than Eligible In-Transit Inventory), net of Inventory Reserves, multiplied by eighty-two and one-half of one percent (82.5%) multiplied by the Appraised Value of Eligible Inventory of the Loan Parties;

plus

(c)           the Cost of Eligible In-Transit Inventory of the Loan Parties, net of Inventory Reserves, multiplied by eighty-two and one-half of one percent (82.5%) multiplied by the Appraised Value of Eligible Inventory of the Loan Parties;

plus

(d)           the face amount of Eligible Trade Receivables of the Loan Parties multiplied by eighty-five percent (85%);

plus

(e)           the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by ninety percent (90%);

minus

(f)           without duplication, the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit G, certified as complete and correct in all material respects on behalf of the Borrower by a Responsible Officer of the Borrower.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with SECTION 2.04 or SECTION 2.06, as the case may be.

“Breakage Costs” has the meaning provided in SECTION 2.14(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and, if such day relates to the determination of the LIBO Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to the Loan Parties and their Subsidiaries for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that the term “Capital Expenditures” shall not include:

(a)           expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent of the amount financed from (i) insurance proceeds or compensation awards paid on account of any damage to, destruction of or other casualty or loss involving any property or asset or (ii) proceeds from any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset,

(b)           the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(c)           the reinvestment of any proceeds of a Permitted Disposition of any fixed or capital asset to purchase any other fixed or capital asset within one hundred and eighty (180) days of such Disposition,

(d)           expenditures that constitute any part of rental expenses of the Borrower and its Subsidiaries during such period under operating leases for real or personal property,

(e)           expenditures that are accounted for as capital expenditures by the Borrower and its Subsidiaries and that actually are paid for by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(f)           Investments consisting of Permitted Acquisitions that would otherwise constitute a Capital Expenditure, or

(g)           any non-cash capitalized interest and non-cash internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries for such period.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Bank, the Swing Line Lender (as applicable) and the Lenders, as collateral for Obligations in respect of Letters of Credit, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) such Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means any of (a) the occurrence and continuance of any Event of Default, (b) the failure of the Borrower to maintain, for a period of five (5) consecutive days or more, Availability at least equal to the greater of (i) fifteen percent (15%) of the Maximum Borrowing Amount, and (ii) $50,000,000 or (c) the failure of the Borrower, at any time, to maintain Availability at least equal to $35,000,000.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (x) so long as such Event of Default is continuing or has not been waived, and/or (y) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve Availability as required under clauses (b) or (c) above, until Availability has exceeded the amount required by clause (b) or (c) above, as applicable, for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement, provided that a Cash Dominion Event may not be so cured on more than two (2) occasions in any twelve-month period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “A-1” (or the then equivalent grade) by S&P or at least “F-1” (or the then equivalent grade) by Fitch, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market, mutual or similar investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)     shares of money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P, Aaa by Moody’s or AAA by Fitch and (iii) have portfolio assets of at least $1,000,000,000; and

(f)     with respect to any Subsidiary that is not a Loan Party, instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any Affiliate of a Lender: (a) ACH transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, overdraft and electronic funds transfer services, and (c) deposit and other accounts.  For the avoidance of doubt, Cash Management Services do not include Swap Contracts.

“Cash Receipts” has the meaning provided in SECTION 2.16(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change in Law” means (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.12, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.  Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, regulations, rules, guidelines and directives promulgated thereunder, shall be deemed to have been adopted after the Closing Date, regardless of the date enacted or adopted.

“Citi Private Label Credit Card Agreement” means that certain Amended and Restated Merchant Services Agreement by and between RadioShack Corporation and Citibank (South Dakota), N.A., as successor to Citibank (USA), N.A., as successor in interest to Hurley State Bank, dated as of July 1, 2000, as amended, and any successor arrangement with a financial institution (that is not an Affiliate of the Borrower or any Subsidiary of the Borrower) reasonably acceptable to the Administrative Agent.

“Closing Date” means January 4, 2011.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by (a) a bailee or other Person in possession of Inventory, including, without limitation, any warehouseman and (b) a landlord of Real Estate leased by any Loan Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Inventory, (ii) releases or subordinates such Person’s Liens in the Inventory held by such Person or located on such Real Estate, (iii) agrees to furnish the Administrative Agent with access to the Inventory in such Person’s possession or on the Real Estate for the purposes of conducting a Liquidation, and (iv) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower or a Subsidiary in the ordinary course of business of such Borrower or Subsidiary.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder set forth as its “Commitment” opposite its name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, and as the same may be increased or reduced from time to time pursuant to this Agreement.

“Commitment Increase” shall have the meaning provided in SECTION 2.02(a).

“Commitment Increase Date” shall have the meaning provided in SECTION 2.02(c).

“Commitment Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided herein.  If the commitment of each Lender to make Loans and the obligation of the Issuing Banks to issue Letters of Credit have been terminated or if the Total Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Compliance Certificate” has the meaning provided in SECTION 5.02(a).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication of either (x) any item described in any other clause, below, or (y) any item excluded in the calculation of Consolidated Net Income) (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) (A)non-cash stock compensation expenses, (B) non-cash charges comprising losses on non-ordinary course asset sales, disposals or abandonments and losses from investments recorded using the equity method, and (C) other non-recurring expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period (provided that if any such non-cash charges, expenses or losses referred to in subclauses (A) through (C) of this clause (iv) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), (v) any restructuring or similar expenses or charges (including expenses or charges associated with store closures, termination of contracts and kiosk arrangements and severance) and (vi) non-recurring and customary financing fees and commissions, debt discounts, prepayment premiums, debt issuance costs and other similar fees, costs and expenses related to any incurrence or repayment of Indebtedness, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) non-cash gains increasing Consolidated Net Income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period) , all as determined on a Consolidated basis in accordance with GAAP; provided that:

(x)           to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency transaction gains and losses (including the net loss or gain resulting from Swap Contracts for currency exchange risk);

(y)     there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by any Loan Party during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by such Loan Party, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion); and

(z)     to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by a Loan Party during such period based on the actual Disposed EBITDA of such sold entity or business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the sum of (A) Capital Expenditures paid in cash during such period (other than any Capital Expenditures financed with the proceeds of Indebtedness) plus (B) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period to (b) the sum of (i) Debt Service Charges paid in cash during such period plus (ii) Restricted Payments constituting dividends paid in cash during such period pursuant to SECTIONS 6.06(f) and (g).

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, and (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk; provided, however, that, solely for purposes of determining compliance with the Payment Conditions, Consolidated Interest Expense for any period shall be calculated net of cash interest income for such period, provided, further, that Consolidated Interest Expense shall in no event be an amount less than zero (0).

“Consolidated Net Income” means, with respect to the Borrower for any period, the aggregate of the net income (loss) of the Borrower and its Subsidiaries for such period, on a Consolidated basis, and otherwise determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary that is not a Facility Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Applicable Law to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of Loan Parties’ Inventory determined according to the accounting policies used in the preparation of Borrower’s audited financial statements; provided that, in all events, such determination is consistent with the determination of Cost used by the appraiser in the most recent appraisal to determine Appraised Value.

“Credit Card Notifications” has the meaning provided in SECTION 2.16(a).

“Credit Extension” means each of the following:  (a) a Borrowing and (b) with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Credit Party” means (a) the Lenders (including the Swingline Lender), (b) the Administrative Agent and its respective Affiliates and branches, (c) each Issuing Bank, (d) the Arrangers and their Affiliates and branches and (e) the successors and permitted assigns of each of the foregoing.

“Customer Credit Liability Reserve” means, at any time, an Availability Reserve in respect of the aggregate remaining balance reflected on the books and records of the Loan Parties at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the gift certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit B (or such other form as may be reasonably satisfactory to the Administrative Agent) among a Loan Party, a customs broker or other carrier, and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent, and agrees, upon notice from the Administrative Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties.  All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments made or required to be made (other than any principal payments required to be made at maturity and after giving effect to optional redemptions or prepayments) on account of Indebtedness for borrowed money (including, without limitation, obligations with respect to Capitalized Leases) for such period, in each case determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to SECTION 2.24(b), any Lender that (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after the reasonable request of the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Prime Rate plus (ii) the Applicable Margin applicable to Prime Rate Loans plus (iii) 2.00% per annum; provided, however, that with respect to a LIBO Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for LIBO Loans plus 2.00% per annum.

“Deteriorating Lender” means a Lender (that is not a Defaulting Lender) as to which any of the Administrative Agent, any Issuing Bank or the Swingline Lender has a good faith belief that such Lender has defaulted or will default in fulfilling its obligations under one or more other credit facilities.

“Disposed EBITDA” shall mean, with respect to any sold entity or business for any period, the amount for such period of Consolidated EBITDA of such sold entity or business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such sold entity or business), all as determined on a consolidated basis for such sold entity or business in a manner consistent with GAAP.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including, without limitation, any Capital Stock of any other Person held by a specified Person) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agent” means Regions Bank.

“Documents” has the meaning assigned to such term in the Security Agreement.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent and the applicable Issuing Bank for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States.

“Eligible Affiliate” means, with respect to any Lender, an Affiliate of such Lender that is a commercial bank, insurance company, or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under SECTION 9.06(b)(iii) and (v) (subject to such consents, if any, as may be required under SECTION 9.06(b)(iii)).

“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Loan Party from major credit card and debit card processors (including Citibank (South Dakota), N.A. in connection with its administration and processing of “RadioShack” branded credit cards) which arise in the ordinary course of business from the sale of goods or the rendition of services and which have been earned by performance other than:

(a)           Accounts due from major credit card and debit card processors that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its reasonable discretion;

(b)           Accounts due from major credit card and debit card processors with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents, Permitted Junior Liens and Permitted Encumbrances);

(c)           Accounts due from major credit card and debit card processors that are not subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties;

(d)           Accounts due from major credit card and debit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e)           Except as otherwise approved by the Administrative Agent (acting reasonably), Accounts due from major credit card and debit card processors as to which the credit card processor or debit card processor has the right under certain circumstances to require the Borrower or any other Loan Party to repurchase the Accounts from such credit card or debit card processor;

(f)           Except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of the Borrower or any other Loan Party (other than Accounts arising from “RadioShack” branded credit cards, which are processed and administered by Citibank (South Dakota), N.A. pursuant to the Citi Private Label Credit Card Agreement) that are processed and administered by a Loan Party;

(g)           Accounts due from major credit card and debit card processors which are not located in the United States or Puerto Rico;

(h)           Accounts due from major credit card and debit card processors that are not denominated in Dollars; and

(i)           Accounts due from major credit card and debit card processors (other than Visa, MasterCard, American Express, Diners Club and DiscoverCard) which the Administrative Agent determines in its Permitted Discretion to be unlikely to be collected.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Credit Card Receivables (including, without limitation, for estimates, chargeback or other accrued liabilities or offsets by credit card processors and amounts to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an Account Debtor) from time to time in its Permitted Discretion, subject in each case, to the requirements of SECTION 2.03.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any foreign location for receipt by a Loan Party within sixty (60) days of the date of determination but which in either case has not yet been received by a Loan Party at a distribution center and recorded in the Borrower’s perpetual inventory system, (b) for which the purchase order is in the name of a Loan Party and title has passed to a Loan Party, (c) at the request and sole option of the Administrative Agent, (i) for which a Loan Party is designated as “shipper” and/or the consignor and the document of title or waybill reflects a Loan Party as the consignee (along with delivery to a Loan Party or its customs broker of the documents of title, to the extent applicable, with respect thereto), (ii) for which payment in full has been made by a Loan Party and received by the shipper or other Person to whom a Loan Party is obligated to make such payment or (iii) for which other arrangements reasonably satisfactory to the Administrative Agent have been made to terminate the right of any vendor, consignor and/or shipper to alter the named consignee and any right of stoppage in transit of any vendor, consignor or shipper of such Inventory, (d) as may be reasonably requested by the Administrative Agent, the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement and a control agreement with a freight forwarder or other relevant Person), (e) which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation marine cargo insurance, and (f) which otherwise is not excluded from the definition of Eligible Inventory; provided that the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory.  Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Borrower by virtue of such Inventory’s being in transit between the Borrower’s locations or in storage trailers at the Borrower’s locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.  The Administrative Agent shall have the right to establish, modify, or eliminate Reserves against Eligible In-Transit Inventory from time to time in its Permitted Discretion, subject, in each case, to the requirements of SECTION 2.03.

“Eligible Inventory” means, as of any date of determination, items of Inventory (other than Eligible In-Transit Inventory) of a Loan Party that are reflected in the Loan Parties' perpetual inventory system and which constitute finished goods which are merchantable and readily saleable (in the case of Inventory received by a Loan Party in bulk, with appropriate packaging) to the public in the ordinary course other than:

(a)           Inventory with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents, Permitted Junior Liens and Permitted Encumbrances), or is leased by or is on consignment to or by a Loan Party, or that is not solely owned by a Loan Party;

(b)           Inventory (other than any Eligible In-Transit Inventory) that (i) is not located in the United States, Puerto Rico or the U.S. Virgin Islands or (ii) is at a location that is not owned or leased by a Loan Party, except to the extent that the Borrower has furnished the Administrative Agent with (A) any UCC financing statements registration statements or other filings that the Administrative Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) unless otherwise agreed by the Administrative Agent, a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Administrative Agent;

(c)           Inventory that represents goods which (i) are damaged, defective, “seconds,” excess, obsolete, shopworn or otherwise unmerchantable, (ii) are to be returned to the vendor and which is no longer reflected in the Loan Parties’ stock ledger, (iii) are special-order items, work in process, raw materials, or that constitute tooling or spare parts, shipping materials or supplies used or consumed in a Loan Party’s business, or (iv) are bill and hold goods;

(d)           Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(e)           Inventory that is not subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties;

(f)           Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories;

(g)            Inventory as to which casualty insurance in compliance with the provisions of SECTION 5.07 hereof is not in effect;

(h)           Inventory held on consignment or which has been sold but not yet delivered or Inventory to the extent that a Loan Party has accepted a deposit therefor;

(i)           Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(j)           Inventory that consists of any costs associated with “freight-in” charges to the extent of such ‘freight-in’ charges;

(k)           Inventory that is subject to progress billing or retainage, or is Inventory for which a performance, surety or completion bond or similar assurance has been issued;

(l)           Inventory acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted appraisals and field exams, from appraisers and examiners reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Acquisition, in each case, with results reasonably satisfactory to the Administrative Agent;

(m)           Inventory which does not in any material respect meet applicable standards imposed by any Governmental Authority having regulatory authority with respect for sale in the ordinary course of business; and

(n)           Inventory subject to a license or other arrangement that restricts a Loan Party’s or Administrative Agents’ right to dispose of such Inventory, unless the Administrative Agent has received a waiver or consent in form and substance satisfactory to it.

The Administrative Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion, subject, in each case to the requirements of SECTION 2.03.

“Eligible Trade Receivables” means, without duplication of any Eligible Wireless Receivable, an Account owing to a Loan Party (net of any unapplied cash or payments thereon) that arises in the ordinary course of business from the sale of goods or rendition of services (including vendor rebates) which have been earned by performance and is payable in Dollars other than:

(a)           Accounts that are unpaid for more than sixty (60) days after the original due date, or more than one hundred and twenty (120) days after the original invoice date;

(b)           Accounts due by any Account Debtor, if fifty percent (50%) or more of the Accounts due by such Account Debtor are not Eligible Trade Receivables under the foregoing clause (a);

(c)           Accounts due by any Account Debtor, when aggregated with other Accounts due by such Account Debtor, exceed ten percent (10%) of the aggregate Eligible Trade Receivables (but only to the extent of such excess);

(d)           Accounts due by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount due by such creditor or supplier or the amount subject to such potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance);

(e)           Accounts due by any Account Debtor, if a proceeding under any Debtor Relief Law has been commenced by or against such Account Debtor or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not solvent; or the relevant Loan Party is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(f)           Accounts due by any Account Debtor, if such Account Debtor is organized or has its principal offices or assets outside the United States or Puerto Rico;

(g)           Accounts due by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to the Administrative Agent in compliance with the Assignment of Claims Act;

(h)           Accounts not subject to a duly perfected, first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, or is subject to any other Lien (other than Permitted Junior Liens or Permitted Encumbrances);

(i)           Accounts arising from (i) goods that have not been delivered to and accepted by the Account Debtor, (ii) services that have not been accepted by the Account Debtor, or (iii) a contingent sale;

(j)           Accounts represented by an instrument or chattel paper or reduced to judgment;

(k)           Accounts where payment has been extended (other than any such extension of terms as evidenced by a customary agreement between the applicable Loan Party and Account Debtor, the terms of which extension are reasonably acceptable to the Administrative Agent), the Account Debtor has made a partial payment, or arises from a sale on a cash-on-delivery basis;

(l)             Accounts arising from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes;

(m)           Accounts representing a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; and

(n)           Accounts including a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

The Administrative Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Trade Receivables from time to time in its Permitted Discretion, subject in each case to the requirements of SECTION 2.03.

“Eligible Wireless Receivables” means, without duplication of any Eligible Trade Receivable, an Account (consisting of commissions, residuals and other funds) owing to a Loan Party from a Specified Wireless Provider that arises in the ordinary course of business from the sale of goods or rendition of services and which have been earned by performance, and is payable in Dollars other than:

(a)           Accounts that are unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date;

(b)           Accounts subject to an account payable or a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback (including, without limitation, as a result of customer service plan terminations), credit or allowance of a Specified Wireless Provider (but ineligibility shall be limited to the amount thereof) and provided that the amount of such Accounts shall be net of any reserves maintained by the Borrower and the Facility Guarantors in respect thereof;

(c)           Accounts due by any Account Debtor, if a proceeding under any Debtor Relief Law has been commenced by or against such Account Debtor or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not solvent; or the relevant Loan Party is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(d)           Accounts not subject to a duly perfected, first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, or is subject to any other Lien (other than Permitted Junior Liens or Permitted Encumbrances);

(e)           Accounts arising from (i) goods that have not been delivered to and accepted by the Account Debtor, (ii) services that have not been accepted by the Account Debtor, or (iii) a contingent sale;

(f)           Accounts reduced to judgment;

(g)           Accounts where payment has been extended, the Account Debtor has made a partial payment, or arises from a sale on a cash-on-delivery basis;

(h)           Accounts subject to any sale or agency agreement in connection with any pending or proposed Liquidation;

(i)           Accounts including a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; and

(j)           Accounts due from any Account Debtor, if there has occurred a material deterioration in the credit quality of such Account Debtor, as determined by the Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Wireless Receivables from time to time in its Permitted Discretion, subject in each case to the requirements of SECTION 2.03.

“Environmental Laws” means all Applicable Laws relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health, including those related to the Release of Hazardous Materials, air emissions and discharges to public waste water treatment systems into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract or binding agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means in the case of a Plan or Multiemployer Plan subject to ERISA, (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) that would reasonably be expected to result in a Material Adverse Effect, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability that would reasonably be expected to result in a Material Adverse Effect with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning provided in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing by the Administrative Agent in accordance with the terms of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded DDA” has the meaning provided in SECTION 2.1(b).

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Immaterial Subsidiary, (c) Tandy Life Insurance Company, a Texas corporation, and (d) any direct or indirect Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, in each case, that shall not be a Facility Guarantor.  For the avoidance of any doubt, no assets of any Excluded Subsidiary shall be included in the Borrowing Base.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or imposed as a result of any present or former connection between the jurisdiction imposing such Tax and such recipient other than a connection arising solely as a result of such recipient having performed its obligations or received payment hereunder or under any Loan Document, or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any jurisdiction referred to in (a), (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.22(b)), any United States withholding Tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Lender becomes a party to this Agreement (or designates a New Lending Office other than at the request of a Borrower under SECTION 2.22(b)), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a New Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to SECTION 2.21(a), or (ii) is attributable to such Lender’s failure to comply with SECTION 2.21(e) or (g), and (d) any tax imposed by Sections 1471 through 1474 of the Code.

“Existing Credit Agreement” means that certain Five Year Credit Agreement, dated as of June 12, 2006, among the Borrower, the lenders named therein, Citibank, N.A., as administrative agent and paying agent, Bank of America, N.A., as administrative agent and initial issuing bank, Wachovia Bank, National Association, as co-syndication agent and initial issuing bank, Wells Fargo, National Association, as co-syndication agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and bookrunners, as amended.

“Existing Letters of Credit” means each letter of credit identified on Schedule 1.1(b) hereto.

“Facility Guarantee” means, collectively (a) the Guarantee of the Obligations pursuant to that certain Guaranty Agreement, dated as of the Closing Date, by each Facility Guarantor party thereto on the Closing Date in favor of the Administrative Agent, for the benefit of the Secured Parties and (b) any other Guarantee of the Obligations executed by the Facility Guarantors in favor of the Administrative Agent and the other Secured Parties pursuant to SECTION 5.11.

“Facility Guarantor” means, collectively, each Subsidiary of the Borrower party hereto and identified as a “Facility Guarantor” and each other Subsidiary of the Borrower that shall be required to execute and deliver a Guarantee of the Obligations pursuant to SECTION 5.11; provided that in no event shall the Excluded Subsidiaries be Facility Guarantors.

“FCCR Initial Test Date” means the date upon which an FCCR Trigger Event occurs.

“FCCR Test Period” means, for any date of determination under this Agreement, the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such date.

“FCCR Trigger Event” means, at any time, the failure of the Borrower to maintain Availability at least equal to the greater of (i) twelve and one-half of one percent (12.5%) of the Maximum Borrowing Amount and (ii) $45,000,000.  For purposes of this Agreement, the occurrence of a FCCR Trigger Event shall be deemed continuing until Availability has exceeded the amount required by the first sentence of this definition for forty-five (45) consecutive days, in which case a FCCR Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated November 5, 2010, by and among Borrower, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended, amended and restated supplemented or replaced and in effect from time to time.

“Financial Performance Projections” means (a) the projected Consolidated balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries, (b) the projected Borrowing Base and (c) Availability forecasts, in each case, prepared by management of the Borrower and in form reasonably satisfactory to the Administrative Agent (x) on a monthly basis for the twelve full Fiscal Months ended after the Closing Date, (y) in the case of the financial statements required pursuant to clause (a) above, on an annual basis through the term of this Agreement and (z) giving effect to the Transactions.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“Fiscal Month” means each calendar month of each Fiscal Year.

“Fiscal Quarter” means each calendar quarter of each Fiscal Year, which quarters shall end on the last day of each March, June, September and December of such Fiscal Year.

“Fiscal Year” means the period of twelve (12) consecutive months ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings Ltd. and any successor thereto.

“Foreign Lender” means any Lender that is not a “United States person” pursuant to section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia, or any of its territories or possessions.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Lender that is a Defaulting Lender or a Deteriorating Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s and/or Deteriorating Lender’s Commitment Percentage of the outstanding Obligations in respect of Letters of Credit other than Obligations in respect of Letters of Credit as to which (i) such Defaulting Lender’s and/or Deteriorating Lender’s participation obligation has been Cash Collateralized in accordance with the terms hereof or (ii) in the case of a Defaulting Lender, has been reallocated to other Lenders, and (b) with respect to the Swingline Lender, such Defaulting Lender’s and/or Deteriorating Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which (i) such Defaulting Lender’s and/or Deteriorating Lender’s participation obligation has been Cash Collateralized in accordance with the terms hereof or (ii) in the case of a Defaulting Lender, has been reallocated to other Lenders.

“Fronting Fee” shall have the meaning set forth in SECTION 2.17(d) hereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“General Intangibles” has the meaning assigned to such term in the Security Agreement.

“Governmental Authority” means any nation or government, any state, provincial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); or (c) to be an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, toxic mold, medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means a Subsidiary of the Borrower for which (a) the assets of such Subsidiary constitute less than or equal to two-and-a-half percent (2.50%) of the total assets of the Borrower and its Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to five percent (5.00%) of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, and (b) the revenues of such Subsidiary account for less than or equal to two-and-a-half percent (2.50%) of the total revenues of the Borrower and its Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to five percent (5.00%) of the total revenues of the Borrower and its Subsidiaries on a Consolidated basis.

“Indebtedness” means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all letters of credit (including standby letters of credit and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness;

(g)           The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in SECTION 9.04(b).

“Information” has the meaning provided in SECTION 9.07.

“Instruments” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property” means all intellectual property, including all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source code, object code, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each calendar quarter, and (b) with respect to any LIBO Loan, the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than ninety (90) days, on the last day of every third month of such Interest Period.

“Interest Period” means, as to each LIBO Loan, the period commencing on the date such LIBO Loan is disbursed or converted to or continued as a LIBO Loan and ending on the date one (1), two (2), three (3) or six (6) months (or, if available to all Lenders, 9 or 12 months) thereafter, as selected by the Borrower; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period shall extend beyond the Maturity Date; and

(d)           there shall not be more than ten (10) Interest Periods in effect with respect to LIBO Loans at any time.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to the saleability of the Eligible Inventory or which reflect such other factors as negatively affect the value of the Eligible Inventory.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (a) the purchase or other Acquisition of Capital Stock or debt or other securities or equity interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) any other Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall have the meaning given such term in SECTION 3.15.

“Issuing Bank” means Bank of America, Wells Fargo Bank, National Association and any other Lender selected by the Borrower that has agreed to become an Issuing Bank hereunder and that has been approved by the Administrative Agent, in its reasonable discretion.

“Joinder Agreement” shall mean an agreement, in substantially the form attached hereto as Exhibit D, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor.

“Kiosk” means any retail kiosk (which includes any fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party at a location operated by a third party.

“Landlord Lien State” means any state in which a landlord’s claim for rent has priority by operation of Applicable Law over the Lien of the Administrative Agent in any of the Collateral.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means the Lenders having Commitments from time to time or at any time, and each assignee that becomes a party to this Agreement as set forth in SECTION 9.06 and each Additional Commitment Lender that becomes a party to this Agreement as set forth in SECTION 2.02.

“Letter of Credit” means a letter of credit that (a) is issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower or a Subsidiary, (b) constitutes a Standby Letter of Credit or Commercial Letter of Credit (and for which such Issuing Bank is not otherwise prohibited from issuing such letter of credit due to the internal general policies of such Issuing Bank), and (c) is in form reasonably satisfactory to such Issuing Bank.  Notwithstanding anything to contrary contained herein, Letters of Credit shall include the Existing Letters of Credit.

“Letter of Credit Disbursement” means a payment made by any Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.17(c).

“Letter of Credit Outstandings” means, at any time, the sum of (a) the Stated Amount of all Letters of Credit outstanding at such time, plus, without duplication, (b) the Dollar Equivalent of all amounts theretofore drawn or paid under Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.

“Letter-of-Credit Rights” has the meaning assigned to such term in the Security Agreement.

“Letter of Credit Sublimit” means $150,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Revolving Credit Loan bearing interest at the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, for any Interest Period with respect to a LIBO Loan, the rate per annum equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (b) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement intended as security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing) whether or not filed, recorded or perfected under Applicable Law.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Administrative Agent, of  any public, private or “Going-Out-Of-Business Sale” or other Disposition of Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning provided in SECTION 2.18.

“Loan Documents” means this Agreement, any Note, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Security Documents (including, without limitation, the Security Agreement, the Facility Guarantees, the Blocked Account Agreements and the Credit Card Notifications), the Perfection Certificate, any intercreditor agreement entered into by the Administrative Agent with respect to Permitted Junior Liens, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of SECTION 2.23 of this Agreement and any other agreement designated as a “Loan Document” now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Bank Products or Cash Management Services), each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Loans” means as applicable, and as the context may require, either (a) a Revolving Credit Loan or a Swingline Loan or (b) collectively, the Revolving Credit Loans and the Swingline Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, taken as a whole; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties and their Subsidiaries, individually or in the aggregate, having an aggregate principal amount exceeding $50,000,000.

“Maturity Date” means January 4, 2016.

“Maximum Borrowing Amount” means, at any time, the lesser of (a) the Revolving Credit Ceiling at such time and (b) the Borrowing Base at such time.

“Maximum Rate” has the meaning provided in SECTION 9.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Monthly Reporting Period” any period (a) commencing as of the occurrence of any Event of Default and ending on the last day of the Fiscal Month in which such Event of Default and all other outstanding Events of Default shall have been cured or waived in accordance with the terms hereof, and (b) commencing on the date that Availability is less than fifty percent (50%) of the Maximum Borrowing Amount and ending on the date that Availability shall be greater than or equal to fifty percent (50%) of the Maximum Borrowing Amount for forty-five (45) consecutive days.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its Subsidiaries and Affiliates.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New Lending Office” shall have the meaning provided in SECTION 2.21(e)(i).

“Noncompliance Notice” shall have the meaning provided in SECTION 2.06(b).

“Note” means a promissory note, in form and substance satisfactory to the Administrative Agent, in favor of any Lender evidencing the Loans of such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (x) all Loans, other Credit Extensions and advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including charges, interest, expenses, fees, attorneys’ fees, indemnities and other amounts that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Law, naming such Person as the debtor in such proceeding, regardless of whether such charges, interest, expenses, fees, attorneys’ fees, indemnities and other amounts are allowed claims in such proceeding, and (y) obligations of any Loan Party and its Subsidiaries arising with respect to any Other Liabilities. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, attorneys’ fees, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document, including charges, interest, expenses, fees, attorneys’ fees, indemnities and other amounts that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under Debtor Relief Law, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with, and to the extent permitted, by the Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association, and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction which arises out of any Bank Product entered into with any Loan Party, as each may be amended from time to time.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other similar excise or property Taxes, charges or similar levies in the nature of a Tax arising from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but not including any Excluded Taxes or any such Taxes imposed pursuant to an assignment or sale of a participation.

“Overadvance” means the existence of, or the making or issuance of any Loan or a Letter of Credit which shall cause Availability to be less than zero.

“Participant” shall have the meaning provided in SECTION 9.06(d).

     “Payment Conditions” means, at the time of determination with respect to a Specified Payment, that (a) no Event of Default then exists or would arise as a result of the entering into such transaction or the making of such payment, (b) the Pro Forma Availability Condition shall have been satisfied after giving effect to such Specified Payment, and (c) after giving effect to such Specified Payment, the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis for the four Fiscal Quarters most recently preceding such transaction or payment (provided that, if any such transaction or payment is to be consummated within thirty (30) days after the end of any Fiscal Quarter, such calculation shall be made with respect to the four Fiscal Quarters most recently preceding such transaction or payment for which financial statements have been required to be delivered pursuant to SECTIONS 5.01(a) and (b) hereof), is equal to or greater than (x) for all purposes other than SECTION 6.06(g), 1.00:1.00 and (y) solely for the purposes of SECTION 6.06(g), 1.10:1.00. In accordance with SECTION 5.02(g) hereof, at least five (5) Business Days prior to the making of any Specified Payment, the Loan Parties shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions contained in clauses (b) and (c) have been satisfied; provided, however that the Loan Parties shall not be required to comply with the conditions set forth in clauses (b) and (c) to the extent (i) such Specified Payment is made with cash on hand of the Loan Parties and not from any proceeds of any Borrowing and (ii) the Borrower shall demonstrate, in a manner reasonably acceptable to the Administrative Agent, that Availability as of the date of such Specified Payment and the projected Average Daily Availability Percentage at the end of each Fiscal Month during the immediately succeeding six (6) Fiscal Month period, shall not be less than seventy-five percent (75%) of the Maximum Borrowing Amount.

“Payment Intangibles” has the meaning assigned to such term in the Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions or any Governmental Authority of another jurisdiction exercising similar functions in respect of any Plan of a Loan Party.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a)           No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)           If the Acquisition is an Acquisition of Capital Stock, (i) such Acquisition shall be consensual and shall have been approved by the board of directors of such Person being acquired and (ii) the Person being acquired shall become a Subsidiary of the Borrower and, unless such Subsidiary shall be an Excluded Subsidiary, such Subsidiary shall become a Facility Guarantor and provide security to the Administrative Agent in accordance with SECTION 5.11;

(c)           All transactions in connection therewith shall be consummated, in all material respects, in accordance with all Requirements of Law; and

(d)           The Borrower shall have satisfied the Payment Conditions.

“Permitted Discretion” means a determination made by the Administrative Agent in good faith in the exercise of its reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Disposition” shall have the meaning set forth in SECTION 6.05.

“Permitted Encumbrances” has the meaning set forth in SECTION 6.01.

“Permitted Indebtedness” has the meaning set forth in SECTION 6.03.

“Permitted Investments” has the meaning set forth in SECTION 6.02.

“Permitted Junior Liens” means Liens securing Indebtedness permitted under SECTION 6.03(j) so long as, if such Liens cover ABL Primary Collateral, (a) the holder of such Liens (or their representative) shall have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent, (b) the priority of all such Liens on ABL Primary Collateral securing such Indebtedness shall be subject and junior in all respects to the Liens on the ABL Primary Collateral securing the Obligations and (c) any collateral (other than ABL Primary Collateral) subject to such Lien shall also secure the Obligations on a second-priority basis.

“Permitted Overadvance” means an Overadvance that is made, or is permitted to remain outstanding, by the Administrative Agent, in its reasonable discretion, to:

(a)           maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or

(b)           enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or

(c)           pay any other amount chargeable to the Borrower hereunder;

provided that, (a) at the time the Administrative Agent shall elect to make, or permit to such Overadvance to remain outstanding, such Overadvance together with all other Permitted Overadvances then outstanding, shall not exceed five percent (5%) of the Maximum Borrowing Amount at such time, (ii) unless a Liquidation is taking place, such Overadvance may not remain outstanding for more than forty-five (45) consecutive days and (iii) no Overadvance shall be made or permitted to remain outstanding, if after giving effect thereto, the Total Outstandings (including all Overadvances) shall exceed the Revolving Credit Ceiling (as in effect prior to any termination of Commitments pursuant to SECTION 7.02 hereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of prior amortization or prior prepayments of the Indebtedness being modified, refinanced, refunded, renewed or extended), provided that, with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to SECTION 6.03(i), such modification, refinancing, refunding, renewal or extension has a final maturity date not less than ninety-one (91) days after the Maturity Date, (c) such modification, refinancing, refunding, renewal or extension shall not include: (i) Indebtedness of a Subsidiary of the Borrower that is not a Facility Guarantor that refinances Indebtedness of the Borrower; (ii) Indebtedness of a Subsidiary of the Borrower that is not a Facility Guarantor that refinances Indebtedness of a Facility Guarantor; or (iii) Indebtedness of the Borrower or a Facility Guarantor that refinances Indebtedness of a Subsidiary that is not a Facility Guarantor, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) to the extent that the holders of such Indebtedness being modified, refinanced, refunded, renewed or extended are subject to an intercreditor agreement or arrangement with the Lenders, the holders of such refinancing Indebtedness shall enter into a similar intercreditor agreement or arrangement with the Lenders on terms at least as favorable to the Lenders as those contained in the intercreditor agreement or arrangement governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Administrative Agent in its reasonable discretion).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Perfection Certificate” means, collectively, (a) that certain Perfection Certificate of each Loan Party existing as of the Closing Date, dated as of the Closing Date and (b) each other perfection certificate which shall be delivered by any Subsidiary of the Borrower pursuant to the terms hereof.

“Plan” means (a) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years, or (b) any plan, employee benefit plan or pension plan which is not subject to ERISA but which is covered by Applicable Laws other than ERISA in respect of which the failure by a Loan Party to remit payments or contributions would give rise to a Lien on the assets of such Loan Party.

“Platform” has the meaning provided in SECTION 5.02.

“Prime Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the rate of interest in effect on such day for a Borrowing of LIBO Loans (in the approximate amount of the applicable Prime Rate Loan) with an Interest Period of one month (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is (x) unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clauses (a) or (c), as applicable, of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist and (y) it shall be unlawful for any Lender to maintain or make any Prime Rate Loan, the interest on which is determined by reference to clause (b) of the LIBO Rate, for any reason, the Prime Rate shall be determined without regard to clause (c) of the first sentence of this definition, until the circumstances giving rise to such illegality no longer exist.

“Prime Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Priority Rent Reserve” means, in the case of Inventory located at a leased premise in a Landlord Lien State, a reserve at least equal to two months rent payable with respect to such premise, unless such Person has executed a Collateral Access Agreement.

“Pro Forma Availability” means, for any date of calculation, Availability as of the date of any Specified Payment and the projected Availability at the end of each Fiscal Month during the immediately succeeding six (6) Fiscal Month period.

“Pro Forma Availability Condition” means, for any date of calculation with respect to any Specified Payment, the Pro Forma Availability following, and after giving effect to, such Specified Payment, shall be equal to or greater than fifteen percent (15%) (or, in the case of any Specified Payment pursuant to SECTION 6.06(g), seventeen and one-half of one percent (17.5%)) of the Maximum Borrowing Amount.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in connection with determining compliance with any test or covenant hereunder, calculating such test or covenant as if all Specified Transactions and all of the following transactions in connection with such Specified Transaction occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be (i) excluded, in the case of a Disposition of all or substantially all Capital Stock in or assets of any Subsidiary of the Borrower or any division, business unit, line of business or facility used for operations of the Borrower or any of its Subsidiaries, and (ii) included, in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, (b) any retirement of Indebtedness of the Borrower or its Subsidiaries, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Projections” shall have the meaning given such term in SECTION 5.01(d).

“Public Lender” has the meaning provided in SECTION 5.02.

“Real Estate” means all Leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas, and other improvements thereon (including all fixtures), now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning provided in SECTION 9.06(c).

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Commitments aggregating more than fifty percent (50%) of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the Total Outstandings (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than fifty percent (50%) of such Total Outstandings.

“Reserves” means all Inventory Reserves and Availability Reserves (including, without limitation, and without duplication, 2.50% Note Redemption Reserve, the Specified Debt Payment Reserve, the Priority Rent Reserve and the Customer Credit Liability Reserve).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s or any Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Credit Ceiling” means the amount of the Total Commitments from time to time in effect.

“Revolving Credit Loans” has the meaning provided in SECTION 2.04(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“S&P” means Standard & Poor’s Ratings Services LLC and any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secondary Collateral” means all Collateral other than ABL Primary Collateral.

“Secured Party” means (a) each Credit Party, (b) any Person providing Cash Management Services or entering into or furnishing any Bank Products (including any Swap Contract Secured Party), (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Account Control Event” means any of (a) the occurrence of any Event of Default or (b) the failure of the Borrower to maintain, for a period of five (5) consecutive days or more, Availability at least equal to fifty percent (50%) of the Maximum Borrowing Amount.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Facility Guarantee, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Administrative Agent to secure any of the Obligations.

“Senior Note Discharge” has the meaning provided in SECTION 4.01(j).

“Settlement Date” has the meaning provided in SECTION 2.20(b).

“Software” has the meaning assigned to such term in the Security Agreement.

“Specified Payment” means any Permitted Acquisition, Permitted Investment, the incurrence of Permitted Indebtedness, Restricted Payment or prepayment with respect to Indebtedness, in each case, where such event is subject to satisfaction of the Payment Conditions or any component thereof, pursuant to the terms of this Agreement.

“Specified Debt Payment Reserve” means, to the extent Indebtedness permitted under SECTION 6.03(j) (including any Permitted Refinancing thereof) shall mature prior to the Maturity Date, an Availability Reserve established by the Administrative Agent on or after the date that is thirty (30) days prior to the stated maturity thereof in an amount up to the then outstanding principal balance of such Indebtedness; provided, however, that the Administrative Agent shall release such Specified Debt Payment Reserve in full (or, in the case of a partial refinance, redemption, discharge or defeasance, the applicable portion thereof) upon the earliest to occur of (x) the date that the Administrative Agent shall have received evidence, reasonably satisfactory to it, that such outstanding Indebtedness under SECTION 6.03(j) (or, if applicable, a portion thereof) shall have been refinanced, (y) the date that the Administrative Agent shall have received evidence, reasonably satisfactory to it, that such outstanding Indebtedness under SECTION 6.03(j) (or, if applicable, a portion thereof) shall have been repaid and (z) a request for a Borrowing, the proceeds of which are used to repay all outstanding Indebtedness under SECTION 6.03(j), which Borrowing shall be certified as such by a Responsible Officer of the Borrower.

“Specified Transaction” means, with respect to any period, any Investment, Disposition of all or substantially all of the Capital Stock in or assets of any Subsidiary of the Borrower or any division, business unit, line of business or facility used for the operations of the Borrower or any of its Subsidiaries, incurrence or repayment of Indebtedness, the making of any Restricted Payment, or any asset classified as discontinued operations by the Borrower or any Subsidiary that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be tested on a “Pro Forma Basis.”

“Specified Wireless Provider” means each of Sprint Nextel Corporation, AT&T Inc., T-Mobile USA, Inc., Cellco Partnership d/b/a Verizon Wireless and other service providers in the wireless telephone industry reasonably approved by the Administrative Agent.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means at any time the Dollar Equivalent of the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any particular Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurodollar funding (currently referred to as “Eurocurrency liabilities”).  The Statutory Reserve Rate for each outstanding LIBO Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto), other than any Kiosk, operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Consent of the Lenders” means the consent of Lenders (other than Defaulting Lenders) holding sixty-six and two-thirds percent (66-⅔%) of the Commitments (other than Commitments held by a Defaulting Lenders), or if the Commitments have been terminated, the consent of Lenders (other than Defaulting Lenders) holding sixty-six and two-thirds percent (66-⅔%) of the Total Outstandings (calculated assuming settlement and repayment of all Swingline Loans by the Lenders).

“Supporting Obligations” has the meaning assigned to such term in the Security Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Contract Secured Parties” means, with respect to any Swap Contract, collectively, (a) the Administrative Agent or an Affiliate of the Administrative Agent, (b) any Lender or any Affiliate of a Lender, and (c) any Lender or any Affiliate of a Lender who (i) was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into and who is no longer a Lender or an Affiliate of a Lender, and (ii) agrees in writing that the Administrative Agent and the other Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under SECTION 7.03) and acknowledges that the Administrative Agent and the other Secured Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid its Other Liabilities).

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder to the Borrower hereunder.

“Swingline Loan” has the meaning provided in  SECTION 2.06.

“Swingline Loan Ceiling” means $50,000,000.

“Syndication Agent” means WFCF.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholding in the nature of taxes imposed by any Governmental Authority, and any and all interest and penalties related thereto.

“Tax Sharing Agreement” means an obligation to pay amounts attributable to the Borrower’s or any Subsidiary’s pro rata share of Taxes with respect to the Borrower’s or such Subsidiary’s membership in a group of entities filing a consolidated, joint, combined or unitary tax return.

“Termination Date” means the earlier to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Obligations (other than the Other Liabilities) is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VII.

“Total Commitments” means the aggregate of the Commitments of all Lenders.  The Total Commitments on the Closing Date are $450,000,000.

“Total Outstandings” means, at any time, the aggregate outstanding amount of (a) all Loans at such time, and (b) the Letter of Credit Outstandings at such time.

“Transactions” means, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans and the issuance of Letters of Credit (if any) on the Closing Date, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of the commitments under, the Existing Credit Agreement on the Closing Date, (c) the Senior Note Discharge and (d) the payment of the Transaction Expenses.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Borrower or any of its Subsidiaries in connection with the Transactions to occur on the Closing Date (including in connection with this Agreement and the other Loan Documents).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; providedfurther that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as at the end of and for the Fiscal Quarters ended (a) March 31, 2010, (b) June 30, 2010 and (c) September 30, 2010, certified under the applicable provisions of the Sarbanes-Oxley Act by a Financial Officer of the Borrower.

“Unfunded Pension Liability” means, at a point in time, the excess of a Plan’s benefit liabilities, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to applicable laws for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unused Commitment” shall mean, at any time (a) the then Total Commitments, minus (b) the then Total Outstandings.

“Unused Fee” has the meaning provided in SECTION 2.17(b).

“WFCF” means Wells Fargo Capital Finance, LLC.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02    Terms Generally.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “$” or “dollars” or to amounts of money and all calculations of Availability, Borrowing Base, permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States, and (viii) references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03    Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed in SECTION 1.03(b) below.  All amounts used for purposes of financial calculations required to be made shall be without duplication.

(b) Issues Related to GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) The principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.

(d) The monthly balance sheets, statements of income or operations and statements of cash flows and other information delivered pursuant to SECTION 5.01(c) are internal non-GAAP financial statements prepared by the Borrower in the ordinary course and are not required to be in conformity with GAAP.

SECTION 1.04    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06    Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

SECTION 1.07    Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01    Commitment of the Lenders.

(a) Upon the terms and subject to the conditions herein set forth,, each Lender, severally and not jointly with any other Lender, agrees to make Loans and the Issuing Banks agree to issue Letters of Credit, to or for the benefit of the Borrower,  subject in each case to the following limitations:

(i) Total Outstandings (other than as a result of any Permitted Overadvance) shall not at any time exceed the Maximum Borrowing Amount at such time;

(ii) No Lender shall be obligated to make any Credit Extension to the Borrower, if after giving effect to such Credit Extension, Total Outstandings shall  exceed the Revolving Credit Ceiling;

(iii) No Lender (other than the Lender acting as the Swingline Lender) shall be obligated to make any Credit Extension to the Borrower, if after giving effect to such Credit Extension, the sum of (A) the outstanding principal amount of such Lender’s Revolving Credit Loans plus (B) an amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of all Letter of Credit Outstandings, outstanding Swingline Loans and outstanding Overadvances, shall exceed such Lender’s Commitment;

(iv) No Issuing Bank shall be obligated to issue, amend, or extend any Letter of Credit, if after giving effect to any such issuance, amendment or extension, the Letter of Credit Outstandings shall  exceed the Letter of Credit Sublimit; and

(v) The Swingline Lender shall not be obligated to make any Swingline Loan, if after giving effect to any such Swingline Loan, the outstanding amount of all Swingline Loans shall exceed the Swingline Loan Ceiling.

(b) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to SECTION 9.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under SECTION 9.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under SECTION 9.04(c).

SECTION 2.02    Increase in Total Commitments.

(a) Increase of Total Commitments.  At any time and from time to time on or after the Closing Date, so long as no Default or Event of Default exists or would arise therefrom, the Borrower shall have the right to request an increase of Total Commitments then outstanding, without obtaining the approval of the Lenders for such increase, so long as after giving effect to any such increase in the Total Commitments, the Total Commitments shall not exceed $650,000,000.  The Administrative Agent and the Borrower shall determine the effective date of such increase and any such requested increase may be provided by existing Lenders or Eligible Assignees designated by the Borrower that are willing to provide such increase (each such increase by either means, a “Commitment Increase,” and each Eligible Assignee issuing a, or Lender increasing its, Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Borrower (which approval, in each case, shall not be unreasonably withheld), (iii) without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender under this Agreement be less than $5,000,000, and (iv) the Borrower shall not be permitted to make more than five (5) requests for an increase in the Total Commitments during the term of this Agreement.  Each Commitment Increase shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof.  Any increase in the Total Commitments shall be made on the same terms (including, without limitation, interest terms, payment terms and maturity terms), and shall be subject to the same conditions as the Commitments of the existing Lenders (it being understood that any arrangement or commitment fees payable to the MLPF&S, as an Arranger, or one or more Additional Commitment Lenders, as the case may be, may be different than those paid with respect to the Commitment of the existing Lenders on or prior to the Closing Date or with respect to any other Additional Commitment Lender in connection with any other Commitment Increase pursuant to this SECTION 2.02(a)).

(b) Conditions to Effectiveness of each Commitment Increase.  No Commitment Increase shall become effective unless and until each of the following conditions has been satisfied or waived:

(i) The Borrower, the Administrative Agent, and any Additional Commitment Lender that is not an existing Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

(ii) The Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrower and such Additional Commitment Lenders shall agree;

(iii) If requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower and dated the effective date of such Commitment Increase;

(iv) A Note (to the extent requested) will be issued at the Borrower’s expense, to each such Additional Commitment Lender, to be in conformity with requirements of SECTION 2.07 (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Commitment Lender;

(v) The Borrower and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably request in order to effectuate the foregoing; and

(vi) All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the effective date of each Commitment Increase with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date, which shall be true and correct in all material respects as of such earlier date, provided that any representation and warranty which is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(c) Notification by Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of each such Commitment Increase, (ii) Schedule 1.1(a) shall be deemed modified, without further action, to reflect the revised Total Commitments and the Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, solely to the extent necessary to reflect such increased Total Commitments.

(d) Other Provisions.  In connection with Commitment Increases hereunder, the Lenders and the Borrower agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrower shall, in coordination with the Administrative Agent, (x) repay outstanding Loans of certain Lenders, and obtain Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as may be reasonably required by the Administrative Agent, in each case to the extent necessary, to have all of the Lenders effectively participate in each of the outstanding Credit Extensions pro rata on the basis of their Commitment Percentages (determined after giving effect to any Commitment Increase pursuant to this SECTION 2.02), and (ii) the Borrower shall pay to the Lenders any costs of the type referred to in SECTION 2.14(b) in connection with any repayment and/or Loans required pursuant to preceding clause (i).

SECTION 2.03    Reserves.

The Administrative Agent shall have the right from time to time, in its Permitted Discretion, to establish, modify, or eliminate any applicable Reserves against the Borrowing Base, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Trade Receivables and Eligible Wireless Receivables; provided that such Reserves shall not be established or changed (if the effect of such change is to make less credit available to the Borrower) except upon not less than five (5) Business Days’ notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or any such change to any existing Reserve with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided further that no such prior notice shall be required for such changes to any Reserves (x) resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent (including the Priority Rent Reserve) and Customer Credit Liability Reserve) or (y) during an Event of Default.

SECTION 2.04    Revolving Credit Loans.

(a) Borrowing Procedures.

(i) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day prior to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that, after giving effect to such Revolving Credit Loan, each of the conditions set forth in SECTIONS 2.01(a)(i), (ii) and (iii) shall be satisfied.  Revolving Credit Loans shall be either Prime Rate Loans or LIBO Loans as the Borrower may request.  All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Credit Loans of the same Type.  Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement and the other Loan Documents.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.14, and reborrow under this Section 2.04.

(ii) Each Borrowing of Revolving Credit Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone (which shall be promptly confirmed in writing in substantially the form attached hereto as Exhibit C).  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of LIBO Loans and (ii) on the requested date of any Borrowing of Prime Rate Loans; provided, however, that if the Borrower wishes to request LIBO Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Such notice shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto, provided that all Revolving Credit Loans to be made on the Closing Date shall be Prime Rate Loans; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000 in the case of LIBO Loans); and (iii) the date of the proposed Borrowing (which shall be a Business Day).  If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one (1) month.  If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans.  The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the date of the Borrowing specified in such notice, each Lender shall make its share of the Borrowing available at the Administrative Agent’s Office no later than 2:00 p.m., in immediately available funds.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension on the Closing Date, Section 4.01), the Administrative Agent shall make all funds received in respect of Borrowing of Revolving Credit Loans available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the Loan Account with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Borrowing Request is made with respect to a Revolving Credit Loan, there are Letter of Credit Disbursements outstanding, then the proceeds of such Revolving Credit Loans, first, shall be applied to the payment in full of any such Letter of Credit Disbursements, and second, shall be made available to the Borrower as provided above.

(b) Conversion and Continuation of Revolving Credit Loans.

(i) The Borrower shall have the right at any time, on three (3) Business Days’ prior notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the date of any conversion), (1) to convert any outstanding Borrowings of Prime Rate Loans (other than Swingline Loans) to Borrowings of LIBO Loans, or (2) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, or (3) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.09(a) must be confirmed promptly by delivery to the Administrative Agent of a written notice (which shall substantially be made in the form attached hereto as Exhibit C), appropriately completed and signed by a Responsible Officer of the Borrower.  Each such  (whether telephonic or written) shall specify (1) whether the Borrower is requesting a conversion of Revolving Credit Loans from one Type to the other, or a continuation of LIBO Loans, (2) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Revolving Credit Loans to be converted or continued, (4) the Type of Revolving Credit Loans to which existing Revolving Credit Loans are to be converted, and (5) if applicable, the duration of the Interest Period with respect thereto.  Notwithstanding the foregoing to the contrary:

(A) No Borrowing of Revolving Credit Loans may be converted into, or continued as, LIBO Loans at any time when any Event of Default has occurred and is continuing;

(B) If less than a full Borrowing of Revolving Credit Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Revolving Credit Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(C) The aggregate principal amount of Prime Rate Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(D) Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Revolving Credit Loan being so converted;

(E) The Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(F) A Borrowing of LIBO Loans may not be converted prior to the last day of an Interest Period applicable thereto, unless the Borrower pays all Breakage Costs incurred in connection with such conversion; and

(G) Each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.

(ii) If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided in SECTION 2.04(b)(ii) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of LIBO Loans with an Interest Period of one (1) month, at the expiration of the then-current Interest Period, provided that if an Event of Default then exists and is continuing, such Borrowing shall be converted to, or continued as a Prime Rate Loan. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Revolving Credit Loan made by such Lender.

(c) Charges to Loan Account.  To the extent not paid by the Borrower when due (after taking into consideration any applicable grace period) and to the extent that the Administrative Agent shall have provided the Borrower not less than three (3) Business Days’ prior written notice of the Administrative Agent’s intent to do so, the Administrative Agent, without the request of the Borrower, may advance any interest, fee, or other payment required under any Loan Document to which any Credit Party is entitled and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby and notwithstanding any failure to satisfy the conditions set forth in SECTION 4.02.  The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under SECTION 2.15(a).  Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

SECTION 2.05    Overadvances.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the Borrower shall request that Credit Parties make, or permit to remain outstanding, any Loans or Letters of Credit which shall cause an Overadvance, the Administrative Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance to the extent such Overadvance constitutes a Permitted Overadvance.  If a Permitted Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Permitted Overadvance based upon their Commitment Percentage in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in SECTION 4.02 have been met.  A Permitted Overadvance may be made as a Revolving Credit Loan, a Swingline Loan or as an issuance of a Letter of Credit and each Lender (including the Swingline Lender) and each Issuing Bank, as applicable, agrees to make any such requested Revolving Credit Loan, Swingline Loan or Letter of Credit available to the Borrower.  The obligation of each Lender (including the Swingline Lender) and each Issuing Bank, as applicable, to participate in each Permitted Overadvance shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Person may have against any other Credit Party, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition.  The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion.  No funding of a Permitted Overadvance or sufferance of an Overadvance shall constitute a waiver by Administrative Agent or the Lenders of any Event of Default caused thereby.  In no event shall any Borrower or other Loan Party be deemed a beneficiary of this SECTION nor authorized to enforce any of its terms.

(b) No Permitted Overadvance shall modify or abrogate any of the provisions of (i) SECTION 2.11(d) or SECTION 2.11(g) regarding the Lenders’ obligations to reimburse any Letter of Credit Disbursement and purchase participations with respect to Letter of Credit Disbursements, respectively, or (ii) SECTION 2.06 and SECTION 2.20 regarding the Lenders’ obligations with respect to participations in Swingline Loans and settlements thereof.  Notwithstanding anything herein to the contrary, no event or circumstance shall result in any claim or liability against the Administrative Agent for any “inadvertent Overadvances” resulting from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the value of Collateral included in the Borrowing Base)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder.

(c) All Permitted Overadvances shall be payable by the Borrower on demand by Administrative Agent or the Required Lenders.  All other Overadvances (other than Permitted Overadvances) shall be payable in accordance with the requirements of SECTION 2.15(a).  All Permitted Overadvances and other Overadvances shall constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.

SECTION 2.06    Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in SECTION 2.20, to make loans (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day prior to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Loan Ceiling; provided that, after giving effect to such Swingline Loan, each of the conditions set forth in SECTIONS 2.01(a)(i), (ii) and (iii) shall be satisfied.  Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Lenders under SECTION 2.20 below.

(b) Each Borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested date of Borrowing, and shall specify (i) the amount to be borrowed, and (ii) the requested date of Borrowing, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written notice (which shall substantially be made in the form attached hereto as Exhibit C), appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Borrowing Request for a Swingline Loan, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Borrowing Request and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in SECTIONS 2.01(a)(i), (ii) and (iii), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, in each case, other than as a result of a Permitted Overadvance (each such notice, a “Noncompliance Notice”), then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the date of Borrowing specified in such Borrowing Request, make the amount of its Swingline Loan available to the Borrower.  Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this SECTION 2.06 if any Lender is at that time a Defaulting Lender or a Deteriorating Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to SECTION 2.24(a)(iv)) with respect to the Defaulting Lender and/or the Deteriorating Lender arising from either the Swingline Loan then proposed to be made or that Swingline Loan and all other Obligations in respect of Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

SECTION 2.07    Evidence of Debt; Notes.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in SECTION 2.07(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.08    Interest on Loans.

(a) Interest on Loans.

(i) Subject to SECTION 2.08(b), each Prime Rate Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Prime Rate Loans.

(ii) Subject to SECTION 2.08(b) and SECTIONS 2.09 and 2.10, each LIBO Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(b) Default Interest.  Interest shall accrue on all overdue amounts owing by the Borrower (after as well as before judgment, as and to the extent permitted by law) at a rate per annum equal to the Default Rate.

(c) Payment Dates.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, the Termination Date and at such other times as may be specified herein.  Accrued interest on all Loans after the Termination Date shall be payable on demand.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09    Alternate Rate of Interest for Revolving Credit Loans.

If prior to the commencement of any Interest Period for a LIBO Borrowing, the Administrative Agent:

(A) Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in accordance with the terms of the definition thereof) for such Interest Period (including for any Prime Rate Loan, the interest on which is determined by reference to the Adjusted LIBO Rate); or

(B) Is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period (including for any Prime Rate Loan, the interest on which is determined by reference to the Adjusted LIBO Rate) will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans (the interest on which, if applicable, will be determined without reference to the Adjusted LIBO Rate) unless withdrawn by the Borrower.

SECTION 2.10    Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a Loan bearing interest by reference to the Adjusted LIBO Rate, then, by written notice to the Borrower, such Lender may (x) declare that Loans bearing interest by reference to the Adjusted LIBO Rate will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBO Loan shall, as to such Lender only, be deemed a request for a Prime Rate Loan (the interest on which, if applicable, will be determined without reference to the Adjusted LIBO Rate) unless such declaration shall be subsequently withdrawn; and (y) require that all LIBO Loans made by such Lender to be converted to Prime Rate Loans (the interest on which, if applicable, will be determined without reference to the Adjusted LIBO Rate), in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b).  In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b) For purposes of this SECTION 2.10, a notice to the Borrower pursuant to SECTION 2.10(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.11    Letters of Credit.

(a) Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the date hereof and prior to the Termination Date, the Borrower may request an Issuing Bank to issue, and subject to the terms and conditions contained herein, the applicable Issuing Bank shall issue, for the account of the Borrower or a Subsidiary, one or more Letters of Credit; provided, however, that no Credit Extension in respect of a Letter of Credit shall be made if after giving effect to such Credit Extension (i) the aggregate Letter of Credit Outstandings shall exceed the Letter of Credit Sublimit, or (ii) any of the conditions set forth in SECTIONS 2.01(a)(i), (ii) or (iii) would not be satisfied; provided, further, that no Letter of Credit shall be issued unless an Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met (such notice shall be deemed given if the Issuing Bank has not received notice that the conditions have not been met within two Business Days of the initial request to the Issuing Bank and the Administrative Agent pursuant to SECTION 2.11(h)); provided further that any Letter of Credit issued for the benefit of any Subsidiary that is not a Facility Guarantor shall be issued naming the Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Subsidiary; provided further that an Issuing Bank shall not be required to make any Credit Extension in respect of any Letter of Credit, if, in its reasonable discretion: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, (C) except as otherwise agreed by the Administrative Agent and the applicable Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars; or (D) any Lender is at that time a Defaulting Lender or a Deteriorating Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to SECTION 2.24(a)(iv)) with respect to the Defaulting Lender and/or Deteriorating Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Obligations in respect of Letters of Credit as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.  No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.  Any Issuing Bank (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) five (5) Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically (unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed) for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date).

(c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Commercial Letter of Credit and (ii) five (5) Business Days prior to the Maturity Date.

(d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower by paying to the Administrative Agent an amount equal to such drawing not later than 2:00 p.m. on the first Business Day immediately following the day that the Borrower receives notice of such drawing and demand for payment by the applicable Issuing Bank, provided that (i) in the absence of written notice to the contrary from the Borrower, and subject to the other provisions of this Agreement, such payments shall be financed when due with a Prime Rate Loan or Swingline Loan to the Borrower in an equivalent amount (without regard to the minimum and multiples specified in for the principal amount of any such Loan) and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan, (ii) in the event that the Borrower has notified the Administrative Agent that it will not so finance any such payments, the Borrower will make payment directly to the applicable Issuing Bank when due, and (iii) in the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in the applicable Alternative Currency, and in the event of the Borrower’s failure to do so, such payment shall be financed when due with a Prime Rate Loan or Swingline Loan to the Borrower in an amount equal to the Dollar Equivalent of the amount drawn under such Letter of Credit (without regard to the minimum and multiples specified in for the principal amount of any such Loan) as set forth in clause (i) above.  The Administrative Agent shall promptly remit the proceeds from any Loans made pursuant to clause (i) or clause (iii) above (and the Administrative Agent may apply Cash Collateral provided for this purpose) in reimbursement of a draw under a Letter of Credit to the applicable Issuing Bank.  Such Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such payment.

(e) If any Issuing Bank shall make any Letter of Credit Disbursement, then, unless the Borrower shall reimburse such Issuing Bank in full on the date provided in SECTION 2.11(d) above, the unpaid amount thereof shall bear interest at the rate per annum then applicable to Prime Rate Loans for each day from and including the date such payment is made to, but excluding, the date that the Borrower reimburses such Issuing Bank therefor, provided, however, that, if the Borrower fails to reimburse any Issuing Bank when due pursuant to SECTION 2.11(d), then interest shall accrue at the Default Rate.  Interest accrued pursuant to this paragraph shall be for the account of, and promptly remitted by the Administrative Agent, upon receipt to, the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to SECTION 2.11(g) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f) Immediately upon the issuance of any Letter of Credit by any Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Total Commitments pursuant to SECTION 2.02, SECTION 2.13, SECTION 2.15 or SECTION 9.06 of this Agreement, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders and the Additional Commitment Lenders, if applicable.  Any action taken or omitted by any Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.

(g) In the event that any Issuing Bank makes any Letter of Credit Disbursement and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to this SECTION 2.11(d), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose), for the account of such Issuing Bank the amount of such Lender’s Commitment Percentage of the Dollar Equivalent of such unreimbursed payment and in same day funds.  If the applicable Issuing Bank so notifies the Administrative Agent and the Administrative Agent so notifies the Lenders prior to 11:00 a.m. on any Business Day, each such Lender shall make available to the applicable Issuing Bank such Lender’s Commitment Percentage of the Dollar Equivalent of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day in same day funds).  If and to the extent such Lender shall not have so made its Commitment Percentage of the Dollar Equivalent of the amount of such payment available to the applicable Issuing Bank, such Lender agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender agrees to fund its Commitment Percentage of the Dollar Equivalent of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Termination Date. The failure of any Lender to make available to the applicable Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to such Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender.  Subject to the provisions of SECTION 2.24, whenever any Lender has made payments to any Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent).

(h) Whenever the Borrower desires that any Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension (other than automatic renewal or extensions) of an outstanding Letter of Credit), the Borrower shall give to the applicable Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written (including, without limitation, by telegraphic, telex, facsimile or cable communication) notice specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof.  If requested by the applicable Issuing Bank, the Borrower shall also submit documentation on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit, provided that in the event of a conflict or inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall supersede any inconsistent or contrary terms in such documentation and this Agreement shall control.

(i) Subject to the limitations set forth below, the obligations of the Borrower to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrower shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrower might have or might acquire hereunder as a result of the payment by the applicable Issuing Bank of any draft or the reimbursement by the Borrower thereof):  (i) any lack of validity or enforceability of a Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Lenders (other than a defense of payment or performance), whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by any Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.11, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; (vi) the fact that any Event of Default shall have occurred and be continuing; or (vii) any adverse change in the relevant exchange rates.  No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.12    Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting Loan of such Lender bearing interest by reference to the Adjusted LIBO Rate or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost in any material amount to such Lender of making or maintaining any Loan bearing interest by reference to the Adjusted LIBO Rate (or of maintaining its obligation to make any such Loan) or to increase the cost in any material amount to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount in any material respect of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.12 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.12 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13    Termination or Reduction of Commitments.

(a) Termination or Reduction of Total Commitments.  Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitments; provided that a notice of reduction or termination of the Total Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or Disposition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof.  Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable at the effective time of any such termination or reduction.  The Borrower shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all earned and unpaid fees on account of the Total Commitments so terminated, and (ii) at the effective time of any such reduction or termination, all Breakage Costs incurred in connection therewith and any amount by which the Total Outstandings on such date exceed the amount to which the Total Commitments are to be reduced effective on such date.  The Borrower shall not terminate or reduce the Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Total Commitment.  A permanent reduction of the Total Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit or the Swingline Loan Ceiling; provided, however, that if the Total Commitments are reduced to an amount less than the Letter of Credit Sublimit and/or the Swingline Loan Ceiling, then the Letter of Credit Sublimit and/or the Swingline Loan Ceiling shall be reduced to an amount equal to the Total Commitments.

(b) Termination Date.  Upon the Termination Date, the Commitments of the Lenders shall be terminated in full, and the Borrower shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations then owing by them to the Lenders (including, without limitation, all Breakage Costs incurred in connection therewith).

SECTION 2.14    Optional Prepayment of Revolving Credit Loans; Reimbursement of Lenders.

(a) The Borrower shall have the right at any time and from time to time to prepay without premium or penalty (but subject to payment of Breakage Costs as provided herein) (without a reduction in the Total Commitments) outstanding Loans in whole or in part, (x) with respect to LIBO Loans, upon at least three (3) Business Days’ prior written, telex or facsimile notice to the Administrative Agent, prior to 11:00 a.m., and (y) with respect to Prime Rate Loans, on the same Business Day as such notice is furnished to the Administrative Agent, prior to 11:00 a.m., subject in each case to the following limitations:

(i) Subject to SECTION 2.15, all prepayments shall be paid to the Administrative Agent for application (except as otherwise directed by the Borrower), first, to the prepayment of outstanding Swingline Loans, and second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Lender’s Commitment Percentage;

(ii) Subject to the foregoing, outstanding Prime Rate Loans of the Borrower shall be prepaid before outstanding LIBO Loans of the Borrower are prepaid (except as otherwise directed by the Borrower). Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $5,000,000).  No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.14 prior to the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith.  No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full); and

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Loans were made.  Each notice of prepayment shall be revocable, provided that the Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment.  The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) The Borrower shall reimburse each Lender as set forth below for any loss, cost or expense (herein, collectively, “Breakage Costs”) incurred or to be incurred by such Lender as a result of (i) any continuation, conversion, payment or prepayment of any Revolving Credit Loan other than a Prime Rate Loan on a day other than the last day of the Interest Period for such Revolving Credit Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Revolving Credit Loan) to prepay, borrow, continue or convert any Revolving Credit Loan other than a Prime Rate Loan on the date or in the amount notified by the Borrower, (iii) in the event that after a Borrower delivers a notice of commitment reduction under SECTION 2.13 or a notice of prepayment under SECTION 2.14 in respect of LIBO Loans, such commitment reductions or such prepayments are not made on the day specified in such notice of reduction or prepayment, and (iv) any assignment of a LIBO Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to SECTION 2.22, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Credit Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by the Borrower to the Lenders under this SECTION 2.14(b), each Lender shall be deemed to have funded each LIBO Loan made by it at the LIBO Rate used in determining the Adjusted LIBO Rate for such Revolving Credit Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Loan was in fact so funded.  Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.

(c) Whenever any partial prepayment of Revolving Credit Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Borrower may otherwise designate in writing.

SECTION 2.15    Mandatory Prepayment; Cash Collateral.

The outstanding Obligations shall be subject to prepayment as follows:

(A) If at any time the amount of Total Outstandings causes Availability to be less than zero (other than as a result of a Permitted Overadvance pursuant to SECTION 2.05(a)), the Borrower will, immediately (y) prepay the Loans in an amount necessary to eliminate such deficiency; and (z) if, after giving effect to the prepayment in full of all outstanding Loans such deficiency has not been eliminated, Cash Collateralize Letter of Credit Outstandings in an amount necessary to eliminate such deficiency.

(B) The Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.16, to the extent then applicable.

(C) Except during the continuance of a Cash Dominion Event, any Cash Receipts and other payments received by the Administrative Agent shall be applied as the Borrower shall direct the Administrative Agent in writing, and otherwise consistent with the provisions of SECTION 2.14.

(D) The Borrower shall prepay the Obligations (without a reduction in the Total Commitments) with 100% of the net cash proceeds received by the Borrower or any other Loan Party in connection with any asset sale made pursuant to SECTION 6.04(g) and SECTIONS 6.05(h), (j) and (k), such prepayment to be made contemporaneously with the receipt of such payment.

(E) The Borrower shall repay the Obligations as required pursuant to SECTION 2.13(b).

SECTION 2.16    Credit Card Arrangements; Cash Management.

(a) Each Loan Party shall, on or prior to the Closing Date, deliver to the Administrative Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit E which have been executed on behalf of such Loan Party and addressed to each of such Loan Party’s credit card and debit card clearinghouses and processors; and

(b) Each Loan Party shall, on or prior to the ninety (90) day anniversary of the Closing Date (such date (or such later date as agreed to by the Administrative Agent), the “Blocked Account Date”), enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Administrative Agent, with each Blocked Account Bank, with respect to each DDA in which funds of any Loan Party are concentrated (collectively, the “Blocked Accounts”) from:

(i) the sale of Inventory and other Collateral;

(ii) all proceeds of collections of Accounts;

(iii) each Blocked Account (including all cash deposited therein from each DDA); and

(iv) the cash proceeds of all credit card and debit card charges.

(c) Each Credit Card Notification and Blocked Account Agreement entered into by a Loan Party shall require, during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) to the account maintained by the Administrative Agent at Bank of America (the “Administrative Agent’s Account”).

If any cash or Cash Equivalents owned by any Loan Party (other than (i) petty cash accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $10,000,000 (or such greater amount to which the Administrative Agent may agree), (ii) deposit accounts subject to Liens permitted under SECTION 6.01(e) and SECTION 6.01(f) and (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law (collectively, “Excluded DDAs”)) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA the funds in which are swept or transferred daily to a Blocked Account), then the Borrower shall cause all funds in such accounts or so held or so invested to be transferred with such frequency as may be required by the Administrative Agent to a Blocked Account that is subject to a Blocked Account Agreement (or a DDA the funds in which are swept or transferred daily to a Blocked Account).

(d) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to Excluded DDAs or unless expressly waived by the Administrative Agent) consistent with the provisions of this SECTION 2.16 and otherwise reasonably satisfactory to the Administrative Agent.  The Loan Parties shall furnish the Administrative Agent with prior written notice of their intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Borrower as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.  Unless consented to in writing by the Administrative Agent, the Borrower shall not enter into any agreements with credit card or debit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Administrative Agent.  The Borrower may also maintain one or more disbursement accounts to be used by the Borrower for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(e) The Loan Parties shall establish and maintain cash management arrangements and procedures, including Blocked Accounts, reasonably satisfactory to the Administrative Agent (it being agreed that the cash management agreements in effect on the Closing Date are satisfactory to the Administrative Agent).  Promptly upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a schedule setting forth all DDAs that are maintained by the Loan Parties as of such date, which schedule shall include, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(f) The Administrative Agent’s Account shall at all times be under the sole dominion and control of the Administrative Agent.  The Borrower hereby acknowledges and agrees that (i) it has no right of withdrawal from the Administrative Agent’s Account, (ii) the funds on deposit in the Administrative Agent’s Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Administrative Agent’s Account shall be applied as provided in this Agreement.  In the event that, notwithstanding the provisions of this SECTION 2.16, during the continuation of a Cash Dominion Event, the Borrower receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Borrower for the Administrative Agent, shall not be commingled with any of the Borrower’s other funds or deposited in any account of the Borrower and shall promptly be deposited into the Administrative Agent’s Account or dealt with in such other fashion as the Borrower may be instructed by the Administrative Agent.

(g) Any amounts received in the Administrative Agent’s Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Borrower maintained with the Administrative Agent.

(h) The Administrative Agent shall promptly (but in any event within two (2) Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.

(i) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the Administrative Agent’s Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m., on that Business Day);

(ii) Funds paid to the Administrative Agent, other than by deposit to the Administrative Agent’s Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m., on that Business Day);

(iii) If a deposit to the Administrative Agent’s Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv) If any item deposited to the Administrative Agent’s Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Borrower shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return;

(v) All amounts received under this SECTION 2.16 shall be applied in the manner set forth in SECTION 7.03.

(j) At any time after the occurrence of a Securities Account Control Event, each Loan Party shall, at the option and request of the Administrative Agent, promptly and in any event within ninety (90) days of such request, cause each securities account or commodities account maintained by such Loan Party to be subject to a Blocked Account Agreement, reasonably satisfactory to the Administrative Agent, with each applicable securities intermediary or commodity intermediary in accordance with the requirements of the Security Agreement.

SECTION 2.17    Fees.

(a) The Borrower shall pay to the Administrative Agent and MLPF&S, for their respective accounts, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

(b) The Borrower shall pay the Administrative Agent, for the account of the Lenders, an aggregate fee (the “Unused Fee”) equal to Applicable Unused Fee Rate per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the Lenders’ respective Unused Commitment during the Fiscal Quarter just ended (or relevant period with respect to the payment being made through the first Fiscal Quarter ending after the Closing Date or on the Termination Date), subject to adjustment as provided in SECTION 2.24.  The Unused Fee shall be paid in arrears, on the first day of each Fiscal Quarter after the execution of this Agreement and on the Termination Date.  The Administrative Agent shall pay the Unused Fee to the Lenders upon the Administrative Agent’s receipt of the Unused Fee based upon each Lender’s pro rata share of the average daily balance of the Lenders’ Unused Commitment, subject to adjustment as provided in SECTION 2.24.

(c) The Borrower shall pay the Administrative Agent, for the account of the Lenders who are then participating in the Letters of Credit, on the first day of each Fiscal Quarter and on demand after the Termination Date, in arrears, a fee calculated on the basis of a 360 day year, as applicable and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the three month period then ended:

(i) Standby Letters of Credit: for the account of each Lender in accordance with its Commitment Percentage, at a per annum rate equal to the then Applicable Margin for LIBO Loans; and

(ii) Commercial Letters of Credit: for the account of each Lender in accordance with its Commitment Percentage, at a per annum rate equal to fifty percent (50%) of the then Applicable Margin for LIBO Loans;

provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to SECTION 2.11 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account.

(d) The Borrower shall pay to each Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for herein, (i) the reasonable and customary fees and charges of such Issuing Bank in connection with the negotiation, settlement and amendment of each Letter of Credit issued by such Issuing Bank, and (ii) a fronting fee (each, a “Fronting Fee”) equal to one-eighth of one percent (0.125%) on the aggregate Stated Amount of all Letters of Credit.  Each such Fronting Fee shall be payable on the first day of each Fiscal Quarter and on demand after the Termination Date, in arrears.  In addition, the Borrower shall pay directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.

(e) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable when paid under any circumstances.

SECTION 2.18    Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrower (each, the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from other Persons for the Borrower’s account, including all amounts received in the Administrative Agent’s Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.15 or SECTION 7.03, as applicable.  After the end of each calendar quarter, the Administrative Agent shall send to the Borrower a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrower during such calendar quarter.  The quarterly statements, absent manifest error, shall be deemed presumptively correct.

SECTION 2.19    Payments.

(a) The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTION 2.12, SECTION 2.14(b), SECTION 2.21, SECTION 9.04 or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except payments to be made directly to each Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTION 2.12, SECTION 2.14(b), SECTION 2.21, and SECTION 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest, fees and other amounts then due hereunder, shall be applied in accordance with the provisions of SECTION 2.15 or SECTION 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, fees and other amounts then due to such respective parties. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Loans outstanding during the applicable period covered by the interest payment made by the Borrower.  Any net principal reductions to the Loans received by the Administrative Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent has distributed to the applicable Lender its Commitment Percentage thereof.  All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrower shall indemnify the Secured Parties against all claims and losses resulting from such dishonor or return.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Loans (or, in the case of any Borrowing of Prime Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the term hereof and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Prime Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.20    Settlement Amongst Lenders.

(a) The Swingline Lender may, at any time (but, in any event weekly), on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06 (including any Permitted Overadvance made as a Swingline Loan), which request may be made regardless of whether the conditions set forth in Article IV have been satisfied.  Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Credit Loan (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender.  If the Swingline Lender requires a Revolving Credit Loan to be made by the Lenders and the request therefor is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) The amount of each Lender’s Commitment Percentage of outstanding Revolving Credit Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swingline Loans) and repayments of Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders and the Borrower promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, subject to the provisions of, and adjustments pursuant to, SECTION 2.24, (i) the Administrative Agent shall transfer to each Lender its Commitment Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Lender with respect to Revolving Credit Loans to the Borrower shall be equal to such Lender’s Commitment Percentage of Revolving Credit Loans, as applicable, outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.21    Taxes.

(a) Except as otherwise expressly provided in this SECTION 2.21, any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, except as otherwise required by law; provided, however, that if a Loan Party or an Agent shall be required to deduct, withhold or remit any such Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions, withholdings, or remittances for such Indemnified Taxes or Other Taxes (including deductions or withholdings applicable to additional sums payable under this SECTION 2.21) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Loan Party or Agent shall make such deductions or withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Loan Parties shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Loan Parties shall not be required to make any indemnification payment pursuant to this SECTION 2.21 for any penalties or interest that are the result of the gross negligence or willful misconduct of the Credit Party making the claim pursuant to this SECTION 2.21. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i)           Any Foreign Lender that is entitled to an exemption from or reduction in United States withholding Tax shall deliver to the Borrower and the Administrative Agent two (2) copies of:

(A) either United States Internal Revenue Service Form W-8BEN (claiming a treaty benefit) or Form W-8ECI, or any subsequent versions thereof or successors thereto, or,

(B) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (1) Form W-8BEN, or any subsequent versions thereof or successors thereto and (2) a certificate representing that such Foreign Lender (a) is not a bank for purposes of Section 881(c) of the Code, (b) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (c) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code) (a “Portfolio Interest Certificate”), or

(C) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), any applicable underlying United States Internal Revenue Service Form W-8 or W-9; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Portfolio Interest Certificate on behalf of such partners, or

(D) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower to determine the amount of Tax (if any) required by law to be withheld, in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Notwithstanding any other provision of this SECTION 2.21(e), a Lender shall not be required to deliver any form pursuant to this SECTION 2.21(e) that such Lender is not legally able to deliver.

(ii) Each Lender that is a “United States person” as defined under Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent such form or forms, certificates or documentation, including two original copies of United States Internal Revenue Service Form W-9, as reasonably requested by the Borrower to confirm or establish that such U.S. Lender is not subject to deduction, withholding, or backup withholding of United States federal income Tax with respect to any payments to such U.S. Lender.  Such forms shall be delivered by each U.S. Lender to the Borrower on or before the date such U.S. Lender becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee).

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by Sections 1471 through 1474 of the Code (“FATCA”) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) Without limiting the provisions of subsection (a) or (c) above, each Lender and each Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority if such Taxes are Excluded Taxes of such Lender or such Issuing Bank or are attributable to such Lender or such Issuing Bank as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (f).  The agreements in this clause (f) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all other Obligations.

(g) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not prejudice the legal or commercial position of such Lender.

(h) If any Loan Party shall be required pursuant to this SECTION 2.21 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Indemnified Taxes or Other Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.21(h); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any Tax, costs or other expense to such Credit Party (other than a Tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(i) If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding Tax, the Borrower or the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction.

(j) If any Credit Party, in its sole discretion, determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents (which refund, deduction or credit is provided by the jurisdiction imposing such Taxes), a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.21 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this SECTION 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the amount of such refund, deduction or credit, net of all out of pocket expenses incurred in securing such refund, deduction and without interest; provided that the Borrower, upon the request of the applicable Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority.  This SECTION 2.21(j) shall not be construed to require any Credit Party to make available its Tax returns (or any other confidential information relating to its Taxes) to any Loan Party.

SECTION 2.22    Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under SECTION 2.12 or cannot make Loans under SECTION 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate such restriction under SECTION 2.10 or eliminate or reduce amounts payable pursuant to SECTION 2.12 or SECTION 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under SECTION 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto (including pursuant to SECTION 9.01), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, SECTION 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letter of Credit Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.12 or payments required to be made pursuant to SECTION 2.21, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.23    Cash Collateral.

(a) Certain Credit Support Events.  Upon the request of the Administrative Agent or any Issuing Bank (i) if such Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an unreimbursed Letter of Credit Disbursement, or (ii) if, as of the Termination Date, there shall exist any Letter of Credit Outstandings, the Borrower shall, in each case, immediately Cash Collateralize the then Letter of Credit Outstandings (in an amount equal to 105% of such Letter of Credit Outstandings).  At any time that there shall exist a Lender that is a Defaulting Lender, immediately upon the request of the Administrative Agent, any Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to SECTION 2.24(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each Issuing Bank and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to SECTION 2.23(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this SECTION 2.23 or SECTIONS 2.06, 2.11, 2.15, 2.24 or 7.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific Letter of Credit Outstandings, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with SECTION 9.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this SECTION 2.23 may be otherwise applied in accordance with SECTION 7.03), and (y) the Person providing Cash Collateral and the applicable Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.24    Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in SECTION 9.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to SECTION 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a prepayment of the principal amount of any Loans or any Lender’s participation in any Letter of Credit Disbursement in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or participation in such Letter of Credit Disbursements were made at a time when the conditions set forth in SECTION 4.02 were satisfied or waived, such prepayment shall be applied solely to prepay the Loans of, and participations in Letter of Credit Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the prepayment of any Loans of or participations in Letter of Credit Disbursements owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this SECTION 2.24(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any Unused Fee pursuant to SECTION 2.17(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in SECTION 2.17(c).

(iv) Reallocation of Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to SECTIONS 2.11 and 2.20, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Credit Loans of that Lender.

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, and in the case of the Lender that is a Defaulting Lender, the Swingline Lender and the Issuing Banks, agree in writing in their reasonable discretion that a Defaulting Lender no longer meets the requirements of a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.24(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Loans and to issue Letters of Credit, the Loan Parties, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party:

SECTION 3.01    Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party (including, with respect to the Borrower, to borrow money and request Letters of Credit hereunder), (c) is duly qualified and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (b)(i), (c), (d) or (e), to the extent that the failure to have such power, authority, licenses, authorizations, consents and approvals or otherwise to do so, as applicable, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action, (b) will not result in the imposition or the creation of (or requirement to create) any Lien on any asset of any Loan Party, except Liens created under the Loan Documents and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (x) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (iii) violate any Applicable Law, except with respect to any conflict, breach or contravention, payment or violation in clauses (c)(ii) or (c)(iii), to the extent that such conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents or (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof), except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect or the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04    Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.05    Financial Statements; No Material Adverse Effect.

(a) (i)  The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) the Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, neither the Borrower nor any Subsidiary has any Material Indebtedness direct or contingent other than (i) the Indebtedness reflected or disclosed on the Unaudited Financial Statements or Borrower’s Form 10-K for the period ended December 31, 2009, and (ii) Indebtedness arising under this Agreement and the other Loan Documents.

SECTION 3.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) involve any of the Loan Documents, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07    No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.08    Ownership of Property; Liens.  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) Liens permitted by SECTION 6.01 and (iii) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09    Environmental Compliance.

(a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in writing to the Administrative Agent and the Lenders on or prior to the Closing Date or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list; (ii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material, the renewal or remediation of which is required by any Environmental Law, on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) to the knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location, in each case, which require remedial action under, or could give rise to liability pursuant to Environmental Law.

(c) To the knowledge of the Loan Parties, the properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which constitute a violation of Environmental Laws, which violations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in writing to the Administrative Agent and the Lenders on or prior to the Closing Date, neither any Loan Party nor any of their Subsidiaries is undertaking either individually or together with other potentially responsible parties, any investigation or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site or location either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) To the knowledge of the Loan Parties, all actions concerning the disposal of any Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been conducted in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under any Environmental Law or relating to the investigation or remediation of any Hazardous Materials.

SECTION 3.10    Taxes.

The Borrower and its Subsidiaries have timely filed all federal, state, and other tax returns and reports required to be filed, and have timely paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except such filings and payments the failure of which to make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no proposed tax assessment against the Loan Parties or any of their Subsidiaries that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any Tax Sharing Agreement, other than an agreement with another Loan Party or a Subsidiary of a Loan Party.

SECTION 3.11    ERISA; Plan Compliance.

(a) Except as specifically disclosed in writing to the Administrative Agent and the Lenders on or prior to the Closing Date or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code, and other federal, state or provincial Applicable Laws (and the regulations and published interpretations thereunder).

(b) (i) No ERISA Event has occurred; (ii) no Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this SECTION 3.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Loan Parties are in compliance with the requirements of ERISA, the Code, and other federal, state or provincial Applicable Laws (and the regulations and published interpretations thereunder) with respect to each Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  No Loan Party has any material withdrawal liability in connection with a Plan.  No lien has arisen, choate or inchoate, in respect of a Loan Party or its Subsidiaries or their property in connection with any Plan (except for contribution amounts not yet due) which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12    Subsidiaries; Equity Interests; Investments.

As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in writing to the Administrative Agent and the Lenders on or prior to the Closing Date and all of the outstanding Capital Stock in their respective Subsidiaries has been validly issued, is fully paid and nonassessable and all Capital Stock owned by the Borrower or any other Loan Party is owned free and clear of all Liens except (i) those created under the Security Documents, if any, and (ii) any nonconsensual Lien that is permitted under SECTION 6.01.  As of the Closing Date, the Borrower has disclosed in writing to the Administrative Agent and the Lenders (a) the name and jurisdiction of each Subsidiary, (b) the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) each Subsidiary that shall be a Facility Guarantor on the Closing Date.

SECTION 3.13    Margin Regulations; Investment Company Act.

(a) No Loan Party or Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Loan or drawings under any Letter of Credit will be used for the purpose of purchasing or carrying Margin Stock, or any other purpose that violates Regulation U.  The value of the Margin Stock at any time owned by the Loan Parties and their Subsidiaries at any time a Credit Extension constitutes a “purpose credit” (within the meaning of Regulation U) does not exceed twenty-five percent (25%) of the value of the assets of either or the Borrower only or the Loan Parties and their Subsidiaries taken as a whole.

(b) Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company”, or is subject to regulation, under the Investment Company Act of 1940.

SECTION 3.14    Disclosure.

No report, financial statement, confidential information memorandum, certificate or other written information heretofore or contemporaneously furnished by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) as and when furnished and taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or will be made, not materially misleading; provided that with respect to the Financial Performance Projections, the Borrower represents only that such information has been prepared in good faith based upon reasonable assumptions (it being understood that no assurance is given that such projections will be realized and that actual results may vary substantially from such projections).

SECTION 3.15    Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, technology, software, know-how, and other Intellectual Property (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, and such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess such IP Rights or the existence of such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of their Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.16    Solvency.

On the Closing Date, immediately after giving effect to the consummation of the Transactions to occur on the Closing Date, including the making of the Loans (if any) and the issuance of Letters of Credit (if any) under this Agreement on the Closing Date, and after giving effect to the application of any proceeds thereof, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  For purposes of this SECTION 3.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.17    Security Documents.

The Security Documents create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under the Uniform Commercial Code (and subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the Uniform Commercial Code, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrower and each Facility Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than (x) Permitted Encumbrances having priority under Applicable Law and (y) Permitted Junior Liens having priority over Secondary Collateral), except as permitted hereunder or under any other Loan Document, in each case to the extent that a security interest may be perfected by the filing of a financing statement under the UCC or by obtaining “control”.

ARTICLE IV

Conditions

SECTION 4.01    Conditions to Effectiveness of Credit Agreement and Conditions Precedent to Each Loan and Each Letter of Credit on the Closing Date.

The effectiveness of this Agreement and the obligation of the Lenders to make each Loan and of the Issuing Banks to issue each Letter of Credit on the Closing Date is subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each Loan Party and each Lender either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of each such party thereto or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or electronic .pdf copy of a signed signature page of this Agreement or any other relevant Loan Document) that each such party has signed a counterpart of this Agreement and all other Loan Documents to which it is a party.

(b) The Administrative Agent shall have received a notice with respect to any Borrowing to be made on the Closing Date or any Letter of Credit to be issued on the Closing Date, as the case may be, as required by Article II, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance with SECTION 2.11.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties and each local counsel to the Loan Parties set forth on Schedule 4.01(c), in each case covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(d) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization (or similar organizational document), including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, the Transactions and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(e) (i) The Administrative Agent shall have received the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the Loan Parties in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, and (ii) the Administrative Agent shall have proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement.

(f) The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(g) The Administrative Agent shall have received (i) the Financial Performance Projections and (ii) an inventory appraisal and field exam in respect of the assets of the Borrower and its Subsidiaries, which shall be in form and substance and with results reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying (i) that the conditions specified in SECTIONS 4.02(b) and (d) have been satisfied.

(i) The Administrative Agent shall have received a solvency certificate, substantially in the form set forth in Exhibit H, from the chief financial officer or other officer with equivalent duties of the Borrower, as to the solvency (on a consolidated basis) of the Loan Parties as of the Closing Date.

(j) (i) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released and (ii) all notes issued pursuant to the Indenture, dated as of May 11, 2001, between the Borrower and The Bank of New York, as trustee, have been either (x) redeemed, (y) defeased or (z) satisfied and discharged, in accordance with the terms thereof, with the result that the effect of all of the restrictive covenants applicable thereto shall have been eliminated as of the Closing Date (the “Senior Note Discharge”), and, in each case, the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(k) The Administrative Agent shall have received evidence reasonably satisfactory to it that immediately after giving effect to the Transactions, including all Credit Extensions on the Closing Date, Availability plus all Cash Equivalents (the amount of such Cash Equivalents being determined as of the end of the immediately preceding Business Day and giving effect to any use thereof on the Closing Date) of the Borrower and its Subsidiaries shall not be less than an amount equal to $500,000,000.

(l) The Administrative Agent shall have received all documentation and other information about the Loan Parties requested at least five (5) Business Days prior to the Closing Date and required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(m) (i) Since September 30, 2010, there shall not have occurred any Material Adverse Effect and (ii) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying as to the matters set forth in this SECTION 4.01(m).

(n) The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the later of the Fiscal Month (x) that ended on November 30, 2010 or (y) that ended at least twenty (20) days prior to the Closing Date, and executed by a Financial Officer of the Borrower.

(o) The Administrative Agent shall have received evidence of the Loan Parties’ insurance together with endorsements thereto, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, all as and to the extent required by the Loan Documents.

(p) The Administrative Agent, the Arrangers and the Lenders shall have received all amounts due under the Fee Letter and all other applicable fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

SECTION 4.02    Conditions Precedent to Each Credit Extension after the Closing Date.

The obligation of the Lenders to make each Loan and of the Issuing Banks to issue each Letter of Credit (or to increase, renew or extend (other than automatic renewal or extensions) of an outstanding Letter of Credit) after the Closing Date is subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by SECTION 2.04 or SECTION 2.06, and in the case of the issuance, amendment, renewal or extension of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance with SECTION 2.11.

(b) All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Credit Extension hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date, which shall be true and correct in all material respects as of such earlier date, provided that any representation and warranty which is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(c) In the event (x) the Borrower shall have requested a Credit Extension consisting of a Borrowing or (y) requested a Credit Extension in respect of a Letter of Credit, which would cause the Letter of Credit Outstandings to exceed $60,000,000, the Administrative Agent shall have received a Borrowing Base Certificate, certified as complete and correct in all material respects on behalf of the Borrower by a Responsible Officer of the Borrower, showing the Borrowing Base as of the close of business on the last day of the immediately preceding Fiscal Month of the Borrower that ended at least twenty (20) days prior to the date of such proposed Borrowing or such proposed Letter of Credit issuance, amendment, renewal or extension, provided, however, that if such Fiscal Month-end Borrowing Base Certificate shall reflect that (i) Availability is less than (A) the greater of (1) fifteen percent (15%) of the Maximum Borrowing Amount and (2) $50,000,000, the Administrative Agent shall have received the most recent weekly Borrowing Base Certificate, as required pursuant to SECTION 5.01(e); and

(d) Both before and after giving effect to each Credit Extension, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Availability shall not be less than zero (0).

The request by the Borrower for, and the acceptance by the Borrower of, each Credit Extension shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrower shall continue to be in compliance with the then Borrowing Base.  The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and each other Credit Party and may be waived by the Administrative Agent, in whole or in part, without prejudice to the rights of the Administrative Agent or any other Credit Party.

ARTICLE V

Affirmative Covenants

Until (i) the Total Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01    Financial Statements.

The Borrower will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, (i) a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or explanatory paragraph or any qualification or exception as to the scope of such audit and shall be to the effect that such financial statements fairly represent the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) a management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Borrower for such Fiscal Year, as compared to amounts for the previous Fiscal Year;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, (i) a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related (A) Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (B) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Borrower for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous fiscal year;

(c) as soon as available, but in any event within thirty (30) days after the end of the first two (2) Fiscal Months of each Fiscal Quarter of the Borrower during any Monthly Reporting Period, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each such Fiscal Month, and the related (A) Consolidated statements of income or operations for such Fiscal Month and for the portion of the Fiscal Year then ended and (B) Consolidated statements of cash flows for the portion of the Fiscal Year then ended (it being understood that such monthly balance sheets, statements of income or operations and statements of cash flows shall be internal non-GAAP financial statements prepared by the Borrower in the ordinary course), setting forth in each case in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries;

(d) as soon as available, and in any event no later than thirty (30) days after the end of each Fiscal Year of the Borrower, (i) a detailed consolidated budget by month for the following Fiscal Year (including a projected Consolidated balance sheet of the Borrower and its Subsidiaries, the related Consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), (ii) the projected Borrowing Base and (iii) Availability forecasts, in each case, as of the end of each month of the following Fiscal Year, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be in form and substance satisfactory to the Administrative Agent and accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed to be reasonable and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being understood that no assurance is given that such Projections will be realized and that such Projections may vary from actual results and such variances may be substantial;

(e) As soon as available, and in any event no later than twenty days after the end of each Fiscal Quarter, a Borrowing Base Certificate, showing the Borrowing Base as of the close of business on the last day of such Fiscal Quarter, provided, however, that (i) if during any Fiscal Month (x) any Borrowing is outstanding or (y) Letter of Credit Outstandings exceed $60,000,000, then the Borrower shall deliver to the Administrative Agent such Borrowing Base Certificate not later than the twentieth (20th) day of such Fiscal Month, showing the Borrowing Base as of the close of business on the last day of the immediately preceding Fiscal Month, and (ii) if (A) any Event of Default has occurred and is continuing or (B) Availability is at any time less than the greater of (x) fifteen percent (15%) of the Maximum Borrowing Amount at such time and (y) $50,000,000, then such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday until the date on which, in the case of clause (ii)(A) above, such Event of Default is waived or cured or, in the case of clause (ii)(B) above, Availability has been greater than the greater of (I) fifteen percent (15%) of the Maximum Borrowing Amount and (II) $50,000,000, in each case for forty-five (45) consecutive calendar days after the occurrence of such event; and

(f) promptly upon receipt thereof, copies of all management letters from the Loan Parties’ independent certified public accountants submitted by such accountants to management in connection with their annual audit commenting on any material weakness in the Loan Parties’ internal controls.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this SECTION 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Consolidated financial statements of Borrower, or (B) the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC (provided, that such documents shall be deemed furnished if made available on the internet via EDGAR, or any successor system of the SEC, or via the Borrower’s website on the Internet at the website address listed on Schedule 9.02), and to the extent such information is in lieu of information required to be provided under SECTION 5.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or explanatory paragraph or exception as to the scope of such audit and shall be to the effect that such financial statements fairly represent the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

SECTION 5.02    Certificates; Other Information.

The Borrower will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) contemporaneously with the delivery of the financial statements referred to in SECTION 5.01(a) and SECTION 5.01(b) (or the date on which such delivery is required), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower in the form of Exhibit F hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period and (iii) setting forth a total Store and Kiosk count as of the first day of the current fiscal period and the number of Store and Kiosk openings and Store and Kiosk closings during the immediately preceding fiscal period (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email in .pdf format and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such documents shall be deemed furnished if made available on the internet via EDGAR, or any successor system of the SEC, or via the Borrower’s website on the Internet at the website address listed on Schedule 9.02;

(c) to the extent not disclosed in a Borrower’s Form 8-K, promptly after the furnishing thereof, copies of (i) any notices of default, reservation of rights or enforcement action received by any Loan Party or any Subsidiary from any holder of Indebtedness or debt securities of such Person and (ii) material statements or reports furnished to any holder of any Permitted Junior Lien and, in each case, not otherwise required to be furnished to the Lenders pursuant to any other clause of this SECTION 5.02;

(d) together with the delivery of each Compliance Certificate pursuant to SECTION 5.02(a), a report setting forth the information required by SECTION 2.03(a) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report);

(e) together with the delivery of each Borrowing Base Certificate pursuant to SECTION 5.01(e), the financial and collateral reports described on Schedule 5.02(e) hereto;

(f) promptly when available, (i) a copy of the acquisition agreement and other acquisition documents relating to any Permitted Acquisition the purchase price for which is in excess of $100,000,000 and (ii) updated schedules to this Agreement and the Security Agreement after giving effect to such Permitted Acquisition;

(g) at least five (5) Business Days (or such shorter time as agreed to by the Administrative Agent) prior to the making of any Specified Payment, detailed calculations demonstrating satisfaction with each of the Payment Conditions and all components thereof, with such supporting documentation as the Administrative Agent may reasonably request; and

(h) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPF&S will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure, encrypted and password-protected electronic system customarily used for such purposes (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, MLPF&S, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in SECTION 9.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and MLPF&S shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 5.03    Notices.

Promptly after obtaining knowledge thereof, the Borrower shall notify the Administrative Agent in writing:

(a) of the occurrence of any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Any material change in any Loan Party’s financial reporting practices;

(d) The filing of any Lien for unpaid Taxes against any Loan Party in excess of $25,000,000;

(e) The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(f) Any casualty or other insured damage to any portion of the Collateral included in the Borrowing Base in excess of $10,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral included in the Borrowing Base in excess of $10,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, and

(g) The receipt of any notice of default by a Loan Party under, or notice of termination of, any Lease for any of the Loan Parties’ distribution centers or warehouses.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to this SECTION 5.03, and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.04    Payment of Taxes, Etc.

The Loan Parties shall pay, discharge or otherwise satisfy as the same shall become due and payable, (a) all its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, (x) to the extent the failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect and (y) where the validity or amount thereof is being contested in good faith by appropriate actions and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation.

SECTION 5.05    Preservation of Existence, Etc.

The Loan Parties shall (a) preserve, renew and maintain in full force and effect their legal existence under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by SECTION 6.04 or SECTION 6.05, and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by SECTION 6.04 or SECTION 6.05.

SECTION 5.06    Maintenance of Properties.

Unless the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 5.07    Maintenance of Insurance.

(a) The Loan Parties shall maintain with financially sound and reputable insurance companies, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.  The Loan Parties shall furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b) Casualty, loss, fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Each endorsement to such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.  The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

SECTION 5.08    Compliance with Laws.

Each Loan Party shall comply in all material respects with the requirements of all Applicable Laws applicable to it or to its business or property, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09    Books and Records.

Each Loan Party shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Subsidiaries, as the case may be.

SECTION 5.10    Inspection Rights.

(a) Each Loan Party will permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and to examine and make extracts from its books and records, all at such reasonable times during normal business hours and as may be reasonably requested upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year, and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  Nothing contained in this SECTION 5.10(a) shall be deemed to limit or modify the rights of the Administrative Agent under SECTION 5.10(b) hereof.

(b) Each Loan Party will, subject to the limits on the number of appraisals and commercial finance examinations set forth the below, from time to time upon the request of the Administrative Agent, permit the Administrative Agent or professionals (including consultants, accountants, lawyers, examiners and appraisers) retained by the Administrative Agent, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Borrower’s practices in the computation of the then Borrowing Base, and (ii) the assets included in the then Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the following, the Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals.

(i) The Administrative Agent may conduct up to one (1) commercial finance examination during any twelve-month period, at the Loan Parties’ expense; provided that, if Availability is less than (i) thirty percent (30%) of the Maximum Borrowing Amount at any time during such twelve-month period, the Administrative Agent may conduct up to two (2) commercial finance examinations during such twelve-month period, each at the Loan Parties’ expense or (ii) fifteen percent (15%) of the Maximum Borrowing Amount at any time during such twelve-month period, the Administrative Agent may conduct up to three (3) commercial finance examinations during such twelve-month period, each at the Loan Parties’ expense.  Notwithstanding anything to the contrary contained herein, the Administrative Agent (A) may undertake one (1) additional commercial finance examination during any twelve-month period at the sole expense of the Administrative Agent, and (B) after the occurrence and during the continuance of any Event of Default, may cause such additional commercial finance examinations to be taken as the Administrative Agent, in its reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).

(ii) The Administrative Agent may conduct up to one (1) appraisal of the Loan Parties’ Inventory during any twelve-month period, at the Loan Parties’ expense; provided that, if Availability is less than (i) thirty percent (30%) of the Maximum Borrowing Amount at any time during such twelve-month period, the Administrative Agent may conduct up to two (2) appraisals of the Loan Parties’ Inventory during such twelve-month period, each at the Loan Parties’ expense or (ii) fifteen percent (15%) of the Maximum Borrowing Amount at any time during such twelve-month period, the Administrative Agent may conduct up to three (3) appraisals of the Loan Parties’ Inventory in each calendar year, each at the Loan Parties’ expense.  Notwithstanding anything to the contrary contained herein, the Administrative Agent (A) may undertake one (1) additional Inventory appraisal in each calendar year at the sole expense of the Administrative Agent, and (B) after the occurrence and during the continuance of any Event of Default, may cause such additional Inventory appraisals to be taken as the Administrative Agent, in its reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).

(c) The Loan Parties shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the annual audited statements, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Administrative Agent; provided that a representative of the Borrower shall be given the opportunity to be present all such discussions.

SECTION 5.11    Covenant to Become a Loan Party and Give Security.

At the Borrower’s expense, the Loan Parties shall take all action necessary or reasonably requested by the Administrative Agent to ensure that all Persons who are obligated to become a Loan Party, including, without limitation, any Persons acquired in a Permitted Acquisition, and to grant Liens in favor of the Administrative Agent in the Collateral shall have done so, including:

(a) upon the formation or acquisition of any new direct or indirect wholly owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party:

(i) within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Subsidiary to become a Loan Party and execute and deliver to the Administrative Agent a Joinder Agreement;

(B) cause each such Subsidiary that is required to become a Loan Party to duly execute and deliver to the Administrative Agent a Security Agreement, a Facility Guarantee and any other Security Document, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Documents in effect on the Closing Date), in each case granting Liens to the Administrative Agent to secure the Obligations;

(C) take and cause each such Subsidiary to take whatever action (including the filing of UCC financing statements) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens to the extent required under the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity,

(ii) at the option of the Administrative Agent, within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Credit Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this SECTION 5.11(a) as the Administrative Agent may reasonably request.

(b) After the Closing Date, concurrently with the acquisition of any material personal property by any Loan Party or of any personal property in connection with a Permitted Acquisition, and if such personal property shall not already be subject to a perfected Lien in favor of the Administrative Agent, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Loan Documents and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien.

SECTION 5.12    Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties shall comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and permits; obtain and renew all permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 5.13    Further Assurances and Post-Closing Conditions.

(a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  Without limiting the foregoing, the Loan Parties shall use commercially reasonable efforts to obtain a Collateral Access Agreement from any Person from whom a Loan Party enters into a Lease after the Closing Date for a warehouse or distribution center prior to entering into such Lease.

(b) Each Loan Party shall use commercially reasonable efforts to cause each of its customs brokers or freight forwarders or carriers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Administrative Agent covering such matters and in such form as the Administrative Agent may reasonably require. In the event Inventory is in the possession or control of a customs broker or freight forwarder or carrier that has not delivered an agreement as required by the preceding sentence on or prior to the ninety (90) day anniversary of the Closing Date, such Inventory shall not be considered Eligible In-Transit Inventory hereunder.

SECTION 5.14    Physical Inventories.

The Loan Parties, at their own expense, shall cause not less than one (1) physical count of Inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of its annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding Inventory (or cycle count) or as otherwise consistent with standard and customary business practices, and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.  Following the completion of such Inventory count, at the reasonable request of the Administrative Agent, the Borrower shall deliver a summary, in form and substance reasonably acceptable to the Administrative Agent, of the results of such physical inventory to the Administrative Agent.

SECTION 5.15    Use of Proceeds of Credit Extensions.

The proceeds of all Credit Extensions will be used only (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries, (b) to pay fees and expenses incurred in connection with the Transactions, and (c) for general corporate purposes not in contravention of any Applicable Law or of any Loan Document.  No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations U and X.

ARTICLE VI

Negative Covenants

Until (i) the Total Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01    Liens.

No Loan Party will, nor will any Loan Party permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each a “Permitted Encumbrance”):

(a) Liens securing any Obligations;

(b) Liens existing on the Closing Date and listed on Schedule 6.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under SECTION 6.03, and (B) proceeds and products thereof, (ii) the direct or any contingent obligor with respect thereto is not changed, and (iii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by SECTION 6.03;

(c) Liens for taxes, assessments or governmental charges which are not required to be paid pursuant to SECTION 5.04;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens imposed by Applicable Law arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (or to secure letters of credit issued for such purpose), other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (or to secure letters of credit issued for such purpose);

(g) easements, rights-of-way, restrictions, encroachments, servitudes, rights of way, licenses, protrusions, site plan agreements, development agreements, contract zoning agreements and other similar encumbrances, rights, agreements and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary (other than an Immaterial Subsidiary);

(h) Liens securing judgments for the payment of money not constituting an Event of Default under SECTION 7.01(h);

(i) Liens securing Indebtedness permitted under SECTION 6.03(e); provided that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and, in the case of any acquisition, the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof, (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases, and (iv) Liens securing any Permitted Refinancing of Indebtedness under SECTION 6.03(e), provided that such Liens do not extend to any property that was not subject to the Lien securing the Indebtedness being refinanced;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Loan Party or any Subsidiary thereof, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business which payments are not overdue for a period of more than thirty (30) days and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(l) Liens (i) arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens existing on the property (other than on Inventory and Accounts) of any Person at the time such Person becomes a Subsidiary after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions or additions thereto);

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(o) Liens securing Indebtedness permitted pursuant to Section 6.03(j); provided that such Liens shall at all times constitute Permitted Junior Liens;

(p) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(q) Without duplication of, or aggregation with, any other Lien permitted under any other clause of this SECTION 6.01, other Liens (not covering any ABL Primary Collateral) securing any Permitted Indebtedness other than SECTION 6.03(k); and

(r) Liens consisting of precautionary UCC filings filed in connection with any sale of Accounts permitted under SECTION 6.05(k).

SECTION 6.02    Investments.

No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, make or hold any Investments, except the following (each a “Permitted Investment”):

(a) Investments held by the Loan Parties and their Subsidiaries in the form of Cash Equivalents;

(b) loans or advances to officers, directors and employees of the Loan Parties and their Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments (i) by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof and disclosed in writing to the Administrative Agent and the Lenders, (ii) additional Investments by the Borrower or any Subsidiary in any Loan Party, (iii) additional Investments by any Subsidiary that is not a Loan Party in any other such Subsidiary that is also not a Loan Party, and (iv) additional Investments by the Borrower and its Subsidiaries in any Affiliate of a Loan Party in an aggregate amount not to exceed $50,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments by the Borrower and its Subsidiaries consisting of Permitted Acquisitions;

(f) Investments existing on the Closing Date (other than those referred to in Section 6.02(c)(i)) and set forth on Schedule 6.02;

(g) promissory notes and other noncash consideration received in connection with Permitted Dispositions;

(h) Guarantees by the Borrower or any Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(i) Investments consisting of acquisition of inventory, equipment and other fixed assets in the ordinary course of business;

(j) the capitalization or forgiveness of any Indebtedness owed to a Loan Party by another Loan Party;

(k) Investments in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(l) Investments consisting of Guarantees constituting Permitted Indebtedness;

(m) Other Investments in an aggregate principal amount not to exceed $50,000,000 at any time, determined without regard to any write-downs or write-offs thereof; and

(n) Other Investments, provided that the Payment Conditions are satisfied at the time of such Investment.

SECTION 6.03    Indebtedness.

The Loan Parties will not, nor will any Loan Party permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except the following (each “Permitted Indebtedness”):

(a) Indebtedness consisting of Obligations of the Loan Parties and their Subsidiaries under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.03;

(c) Guarantees by the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Subsidiary of any Indebtedness shall be permitted unless such Subsidiary shall be a Facility Guarantor and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Facility Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Subsidiary of the Borrower owing to the Borrower or any other Subsidiary of the Borrower to the extent constituting an Investment permitted by SECTION 6.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not, or ceases to be, a Loan Party shall be subject to the subordination terms set forth in Article VII of the Security Agreement;

(e) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower and its Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that (i) such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) the Payment Conditions are satisfied at the time of the incurrence of such Indebtedness;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower or any of its Subsidiaries assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition;

(h) Indebtedness consisting of obligations in respect of commercial or trade letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

(i) Indebtedness under the 2.50% Notes;

(j) Indebtedness in an aggregate principal amount not to exceed at any time outstanding $500,000,000; provided that any Subsidiary of a Loan Party that is a direct or contingent obligor in respect of such Indebtedness shall be a Loan Party hereunder;

(k) other Indebtedness consisting of Subordinated Indebtedness and other unsecured non-amortizing Indebtedness having, in each case, a maturity date occurring not less than ninety-one (91) days after the Maturity Date, provided that the Payment Conditions are satisfied at the time of the incurrence of such Indebtedness;

(l) Extensions, renewals and replacements of any such Indebtedness described in clauses (b), (e), (g), (i), (j) and (k) above provided that such Indebtedness constitutes a Permitted Refinancing;

(m) Indebtedness in respect of standby letters of credit issued for any purpose contemplated under SECTIONS 6.01(e) or (f);

(n) Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including in connection with the construction or improvement of retail stores); and

(o) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums.

SECTION 6.04    Fundamental Changes.

No Loan Party shall, nor shall it permit any Subsidiary to, merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge or amalgamate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Loan Party is merging or amalgamating with another Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, and (ii) any Loan Party may merge, amalgamate or consolidate with any other Loan Party, provided that if the Borrower is a party thereto, the Borrower shall be the continuing or surviving Person;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be another Loan Party, or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in accordance with SECTION 6.02;

(d) any Subsidiary may merge or amalgamate with any other Person in order to effect a Permitted Investment; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of SECTION 5.11;

(e) any Subsidiary that is not a Loan Party may consummate a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Permitted Disposition;

(f) (i) any Loan Party (other than the Borrower) may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party; and (ii) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any disposition that is in the nature of a liquidation) to the Borrower or another Subsidiary; and

(g) The Borrower or any Subsidiary may dispose of up to 100% of the Capital Stock of any other Subsidiary (substantially all of the assets of which consists of Kiosks), the purpose of which is to effect a Permitted Disposition pursuant to SECTION 6.05(j); provided that, in the case of any disposition of any Subsidiary that is a Loan Party (i) the net cash proceeds received in connection with such Disposition shall be applied to prepay the Obligations in accordance with SECTION 2.15(d) and (ii) upon the consummation of such disposition, (x) such Person shall cease to be a Loan Party hereunder and (y) no assets of such Person shall be included in the calculation of the Borrowing Base.

SECTION 6.05    Dispositions.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except the following (each, a “Permitted Disposition”):

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be the Borrower or another Loan Party, in which event the Administrative Agent shall retain its perfected Lien on the property so disposed of, subject to the same priority as existed prior to such disposition;

(e) Dispositions permitted by SECTION 6.04;

(f) Dispositions of Cash Equivalents;

(g) licenses of IP Rights in the ordinary course of business and consistent with past practice;

(h) as long as no Event of Default hereof then exists or would arise therefrom, and no Overadvance would result therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory and other assets not in the ordinary course of business in connection with Store closings, at arm’s length, provided that (i) such Store closures and related Inventory and other asset dispositions shall not exceed, in any Fiscal Year of the Borrower and its Subsidiaries, fifteen percent (15%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than sixty (60) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.02(a), and (ii) as of any date after the Closing Date, the aggregate number of such Store closures since the Closing Date shall not exceed twenty-five percent (25%) of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than sixty (60) Business Days after the related Store closure date or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.02(a), provided that (x) all sales of Inventory and other assets in connection with Store closings in a transaction or series of related transactions shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent and (y) the net cash proceeds received in connection with such asset sales (to the extent constituting ABL Primary Collateral) shall be applied to prepay the Obligations in accordance with SECTION 2.15(d);

(i) Dispositions of property (other than Inventory, Accounts and Intellectual Property) not otherwise permitted under this SECTION 6.05, provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property disposed of pursuant to this clause (i) shall not exceed $250,000,000 in any Fiscal Year or $500,000,000 in the aggregate after the Closing Date;

(j) as long as no Event of Default hereof then exists or would arise therefrom, and no Overadvance would result therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory and other assets not in the ordinary course of business in connection with the closing or other disposition of Kiosks on arm’s length terms, provided that (i) the Appraised Value of Inventory sold pursuant to all such Kiosk closings or other dispositions shall not exceed $100,000,000 in the aggregate, (ii) the net cash proceeds received in connection with such asset sales (to the extent constituting ABL Primary Collateral) shall be applied to prepay the Obligations in accordance with SECTION 2.15(d) and (iii) prior to the consummation of such disposition, the Administrative Agent shall have received a Borrowing Base Certificate setting forth a calculation of the Borrowing Base after giving effect to such disposition; and

(k)           the non-recourse sale of Accounts which would otherwise comprise Eligible Trade Receivables or Eligible Wireless Receivables; provided that (i) such sale shall be on arm’s length terms, (ii) the Loan Parties shall receive, contemporaneously with such sale, cash proceeds in an amount not less than the amount of credit attributable to such Accounts in the Borrowing Base, and all such proceeds shall be immediately applied to repay the Obligations in accordance with Section 2.15(d), (iii) such Accounts shall, effective upon the consummation of such sale and at all times thereafter, be permanently excluded from the Borrowing Base, (iv) not less than two (2) Business Days (or such shorter period of time as the Administrative Agent shall agree) prior to the consummation of such sale, the Administrative Agent shall have received an updated Borrowing Base Certificate giving pro forma effect to such sale, (v) the Administrative Agent shall be satisfied that, after giving pro forma effect to such sale, no Overadvance shall then exist, (vi) all other terms and conditions of such sale shall be reasonably satisfactory to, and approved in writing by, Administrative Agent (including, without limitation, with respect to intercreditor arrangements, the arrangements relating to the receipt of the purchase price by the Administrative Agent, and that appropriate arrangements have been made and will be maintained to reflect such sale in the calculation and reporting of the Borrowing Base);

provided that any disposition of any property pursuant to this SECTION 6.05 (except for Dispositions pursuant to SECTION 6.05(e) and Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such disposition and, (1) in the case of Accounts and Inventory solely for cash consideration, and (2) in the case of any other assets, at least seventy-five percent (75%) of the consideration is payable in cash at the time of consummation of the transaction.  To the extent any Collateral is disposed of as expressly permitted by this SECTION 6.05 to any Person other than the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Borrower, upon the certification delivered to the Administrative Agent by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06    Restricted Payments.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Facility Guarantor and any other Person that owns Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

(c) the Borrower may repurchase, retire, or otherwise acquire of Capital Stock of the Borrower from any former or present employee of the Borrower or any of its Subsidiaries, or any of their respective estates, spouses or former spouses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that amounts payable under this clause (c) do not exceed in any calendar year $25,000,000;

(d) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any Subsidiary; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;

(e) the Borrower may issue and sell its common Capital Stock; and

(f) as long as no Default or Event of Default hereof then exists or would arise therefrom, the Loan Parties and their Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $50,000,000 in any Fiscal Year; and

(g) Without duplication of, or aggregation with, any Restricted Payments permitted under any other clause of this SECTION 6.06, the Loan Parties and their Subsidiaries may make other Restricted Payments to the holders of their respective Capital Stock as long as the Payment Conditions are satisfied.

SECTION 6.07    Change in Nature of Business.

The Loan Parties, taken as a whole, shall not alter the character of their business, from the business conducted by the Loan Parties on the Closing Date and other business activities substantially related thereto.

SECTION 6.08    Transactions with Affiliates.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to, enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than (a) transactions among (x) the Loan Parties or a Person that becomes a Loan Party as a result of such transaction or (y) Persons who are not Loan Parties, (b) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock of the Borrower permitted under SECTION 6.06, (d) loans and other transactions by the Borrower and its Subsidiaries to the extent permitted under this Article VI, (e) employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the ordinary course of business, (f) payments by the Subsidiaries pursuant to the tax sharing agreements among the Borrower and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, (g) the payment of customary fees, compensation, and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, (h) transactions pursuant to permitted agreements in existence on the Closing Date and specifically disclosed in writing to the Administrative Agent and the Lenders on or prior to the Closing Date or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, and (i) dividends, redemptions and repurchases permitted under SECTION 6.06.

SECTION 6.09    Burdensome Agreements.

The Loan Parties shall not, nor shall any Loan Party permit any Subsidiary to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Subsidiary of the Borrower that is not a Facility Guarantor to make Restricted Payments to any Loan Party or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Borrower or any other Loan Party or (b) the Borrower or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this SECTION 6.09) specifically disclosed in writing to the Administrative Agent and the Lenders on or prior to the Closing Date and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation in any material respect, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Borrower, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of Borrower, (iii) represent Indebtedness of a Subsidiary of the Borrower which is not a Loan Party which is permitted pursuant to SECTION 6.03, (iv) arise in connection with any Permitted Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under SECTION 6.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, and (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto.

SECTION 6.10    Prepayments, Etc., of Indebtedness.

No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except

(a) payments in Capital Stock (as long as no Change in Control would result therefrom) and payments of interest in-kind of the Loan Parties or the accretion of interest on Permitted Indebtedness;

(b) payments of principal and interest as and when due in respect of any Subordinated Indebtedness (subject to applicable subordination provisions relating thereto);

(c) payments of principal (including mandatory prepayments) and interest as and when due in respect of any Permitted Indebtedness (other than Subordinated Indebtedness);

(d) voluntary prepayments of Indebtedness in connection with a Permitted Refinancing of such Indebtedness or with proceeds of any other Permitted Indebtedness; and

(e) if the Payment Conditions are satisfied, voluntary prepayments, purchases, redemptions, defeasances and mandatory prepayments, redemptions and repurchases in whole or in part of any Permitted Indebtedness.

SECTION 6.11    Use of Proceeds.

Use the proceeds of any Borrowing or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.12    Minimum Availability.

At any time that a FCCR Trigger Event has occurred and is continuing (including, for the avoidance of doubt, on any FCCR Initial Test Date), the Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 as of the last day of any FCCR Test Period.

ARTICLE VII

Events of Default

SECTION 7.01    Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or any reimbursement obligation in respect of any Letter of Credit Disbursement, (ii) deposit any funds as Cash Collateral as and when required, or (iii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of: (i) SECTION 2.16, clause (ii) of the first proviso of SECTION 5.01(e), 5.02(e), 5.02(g), 5.03(a), 5.05, 5.10(b), or Article VI; (ii) SECTION 5.01(e) (other than clause (ii) of the first proviso thereof) and, in the case of this clause (b)(ii), such failure continues for three (3) Business Days; (iii) SECTION 5.01 (other than SECTION 5.01(e)), 5.02 (other than SECTIONS 5.02(e) or 5.02(g)), 5.10 (other than SECTION 5.10(b)), 5.11 or 5.15 and, in the case of this clause (b)(iii), such failure continues for five (5) Business Days; or (iv) SECTION 5.07 and, in the case of this clause (b)(iv), such failure continues for fifteen (15) Business Days; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in SECTION 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) the date that any Loan Party knows or should have reasonably known of such Default and (ii) the date that the Administrative Agent shall have notified the Borrower of the existence of such default; or

(d) Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the $50,000,000; or

(f) Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries, provided that no Loan Party shall incur any liability (contingent or otherwise) in respect thereof) institutes or consents to the institution of any proceeding under the Bankruptcy Code or any other federal, state, provincial, or foreign bankruptcy, insolvency, receivership or similar law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under the Bankruptcy Code or any other federal, state, provincial, or foreign bankruptcy, insolvency, receivership or similar law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary (other than Immaterial Subsidiaries, provided that no Loan Party shall incur any liability (contingent or otherwise) in respect thereof) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (other than Immaterial Subsidiaries, provided that no Loan Party shall incur any liability (contingent or otherwise) in respect thereof) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (a)(i) An ERISA Event occurs with respect to a Plan subject to ERISA or a Multiemployer Plan subject to ERISA which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount in excess of $50,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay would reasonably be expected to have a Material Adverse Effect; or (b) (i) if a Loan Party is in default with respect to payments to a Plan resulting from their complete or partial withdrawal from a Plan for which a trustee has been appointed by any Governmental Authority or a Plan which has been terminated or (ii) any event or any Lien arises (save for contribution amounts not yet due) in connection with any Plan that may reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under SECTION 6.04 or SECTION 6.05) or as a result of acts or omissions by any Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing (or supports any other Person in contesting) the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Loan Document; or (ii) any challenge by or on behalf of any Loan Party, receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for any Loan Party or for all or any material part of its property to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto; or

(k) Change in Control.  There occurs any Change in Control; or

(l) Security Documents. Any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject only to (x) Permitted Encumbrances having priority under Applicable Law and (y) Permitted Junior Liens having priority over Secondary Collateral) on the Collateral purported to be covered thereby; or

(m) Termination of Guaranty.  The termination of the Facility Guaranty or any other guaranty of the Obligations (except for any release or termination permitted hereunder).

SECTION 7.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans (including the obligation of the Swingline Lender to make Swingline Loans) and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the amount of the Letter of Credit Outstandings (in an amount equal to 105% Letter of Credit Outstandings); and

(d) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or Applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the Issuing Banks to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the amount of Letter of Credit Outstandings as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 7.03    Application of Proceeds.

After the occurrence and during the continuance of (i) any Cash Dominion Event, or (ii) any Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a) FIRST, ratably to pay the Obligations in respect of any fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) then due to the Administrative Agent until paid in full;

(b) SECOND, ratably to pay the Obligations in respect of any fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks) then due to the Lenders and the Issuing Banks, until paid in full;

(c) THIRD, ratably to pay interest accrued in respect of the Obligations (other than any Obligations on account of Cash Management Services, Bank Products and other outstanding Other Liabilities) until paid in full;

(d) FOURTH, to pay principal due in respect of the Swingline Loans until paid in full;

(e) FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans until paid in full;

(f) SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Lenders as Cash Collateral in an amount up to 105% of the then Letter of Credit Outstandings until paid in full;

(g) SEVENTH, ratably to pay any other outstanding Obligations (including any Obligations on account of Cash Management Services, Bank Products and other Obligations constituting Other Liabilities); and

(h) EIGHTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Administrative Agent

SECTION 8.01    Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall  have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including the Swingline Lender) and each Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to SECTION 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in SECTIONS 9.01 and 7.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and SECTIONS 11.04 and 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09    Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under any other provisions of the Loan Documents, including SECTIONS 2.17 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under SECTIONS 2.17 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10    Collateral and Guaranty Matters.

Each of the Lenders and each Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) contingent obligations consisting of Other Liabilities) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Banks shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with SECTION 9.01;

(b) to release any Facility Guarantor from its obligations under the Facility Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by SECTION 6.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Facility Guarantor from its obligations under the Facility Guarantee pursuant to this SECTION 8.10.  In each case as specified in this SECTION 8.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Facility Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this SECTION 8.10.

SECTION 8.11    Loan Documents.

Without limiting the generality of the provisions of the last paragraph of SECTION 8.03, for purposes of determining compliance with the conditions specified in SECTION 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.  Without limiting the generality of the foregoing, the Lenders hereby irrevocably authorize the Administrative Agent to enter into, after the Closing Date, any intercreditor agreement (or amendment or acknowledgement thereto) and agree to be bound by the provisions thereof, in connection with any Permitted Junior Liens, provided such intercreditor agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8.12    Other Liabilities.

Except as otherwise expressly set forth herein or in any Facility Guarantee or any Security Document, no holder of Other Liabilities that obtains the benefits of SECTION 7.03, any Facility Guarantee or any Collateral by virtue of the provisions hereof or of any Facility Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Other Liabilities.

ARTICLE IX

Miscellaneous

SECTION 9.01    Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) waive any condition set forth in SECTION 4.01 (other than SECTION 4.01(p), solely as it relates to the payment of any fees and expenses of the Administrative Agent and the Arrangers);

(b) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in SECTION 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(c) postpone any date scheduled for, or reduce the amount of, any payment of principal, interest, fees or other amounts payable under the Loan Documents or reduce the amount of, waive or excuse any such payment or postpone the expiration of the Commitments or the Maturity Date, without the prior written consent of all Lenders directly affected thereby provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of all Lenders directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change any provision of this SECTION 9.01, the definition of “Required Lenders”, “Supermajority Consent of the Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the prior written consent of all Lenders;

(f) other than in a transaction permitted under SECTION 6.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written consent of all Lenders; or

(g) other than in connection with a transaction permitted under SECTION 6.04 or SECTION 6.05, release all or substantially all of the value of the Facility Guarantee, without the written consent of each Lender, except to the extent the release of any Facility Guarantor from the Facility Guarantee is permitted pursuant to SECTION 8.10 (in which case such release may be made by the Administrative Agent acting alone); or

(h) increase any advance rate under the “Borrowing Base” above the advance rates as in effect on the Closing Date, without the prior written consent of all Lenders;

(i) without the prior written Supermajority Consent of the Lenders, change the definition of the terms “Availability” or “Borrowing Base” or any component definition of any such terms (other than the applicable advance rates) if as a result thereof the amounts available to be borrowed by the Borrower would be increased; provided, however, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves; or

(j) without the prior written consent of all Lenders, modify the definition of Permitted Overadvance so as to increase the amount thereof, or to cause the aggregate Commitments (or the Commitment of any Lender) to be exceeded as a result thereof, or, except as provided in such definition, the time period for a Permitted Overadvance;

(k) without the prior written consent of all Lenders, change SECTION 2.15, SECTION 2.16(j)(v), SECTION 7.03, or amend or modify the ratable requirement of SECTION 9.08(b); or

(l) without the prior written consent of all Lenders, (i) subordinate the Obligations hereunder to any other Indebtedness, or (ii) except as expressly provided herein or provided by operation of Applicable Law, subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, affect the rights or duties of an Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document,  and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with SECTION 2.22(b); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

SECTION 9.02    Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any other Loan Party, the Administrative Agent, an Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Loan Parties, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to each Loan Party, the Administrative Agent, the Issuing Bank and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

SECTION 9.03    No Waiver; Cumulative Remedies.

No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents  against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with SECTION 7.02 for the benefit of all Credit Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with SECTION 9.08(a) (subject to the terms of SECTION 9.08(b)), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to SECTION 7.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to SECTION 9.08(b), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04    Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of one counsel for the Administrative Agent, any Lender or any Issuing Bank (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel)), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, any actual or prospective claim, litigation, investigation or proceeding relating to arising out of (whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, the breach by such Indemnitee of its obligations under the Loan Documents or disputes among Indemnitees or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Issuing Bank or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of SECTION 2.01(b).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, any Issuing Bank and the Swingline Lender, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.05    Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under  any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.06    Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of SECTION 9.06(b), (ii) by way of participation in accordance with the provisions of SECTION 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of SECTION 9.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of this SECTION 9.06(b), participations in Letter of Credit Outstandings and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender or an Eligible Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Eligible Affiliate of a Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment or an Eligible Affiliate of such Lender;

(C) the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment or an Eligible Affiliate of such Lender; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment or an Eligible Affiliate of such Lender.

(iv) Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any Deteriorating Lender or any Subsidiary of such Person, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Credit Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of SECTIONS 2.12, 2.14(b), 2.21 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Obligations in respect of Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender or a Deteriorating Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Deteriorating Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Credit Loans (including such Lender’s participations in Letter of Credit Outstandings and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits and subject to the obligations of SECTIONS 2.12, 2.14(b) and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08(a) as though it were a Lender, provided such Participant agrees to be subject to SECTION 9.08(b) as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under SECTION 2.12 or SECTION 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of SECTION 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with SECTION 2.21(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuing Bank or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Credit Loans pursuant to SECTION 9.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as an Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders (who shall agree to such appointment) a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an Issuing Bank or Swingline Lender, as the case may be.  If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all of its Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations on account of such Letters of Credit (including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Letter of Credit Disbursements pursuant to SECTION 2.11(g)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to SECTION 2.20(a).  Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.07    Confidentiality.

Each of the Administrative Agent, Arrangers, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its respective Affiliates, partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to SECTION 2.02 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.08    Setoff; Sharing of Excess Payments.

(a) In addition to any rights and remedies of the Lenders provided by Applicable Law, upon the occurrence and during the continuance of any Event of Default arising under SECTION 7.01(a), each Lender, each Issuing Bank and their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, to the extent such amounts are then due and owing; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender and each Issuing Bank under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such Issuing Bank may have.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in Letter of Credit Outstandings and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(A) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in SECTION 2.23, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Outstandings or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

(c) Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 9.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”).  If any Credit Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by a Credit Party exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.10    Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Administrative Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 9.11    Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Credit Parties in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 9.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this SECTION 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13    GOVERNING LAW; JURISDICTION; ETC.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY  IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 9.14    WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.15    Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States or otherwise can be perfected only by possession.  Should any Secured Party (other than the Administrative Agent) obtain possession of any such Collateral, such Secured Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent, or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16    USA PATRIOT ACT, ETC.

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and other “know your customer” rules, regulations, laws and policies (together with the Act, collectively, the “KYC Provisions”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with KYC Provisions.  Each Loan Party is in compliance, in all material respects, with the KYC Provisions.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the other Loan Parties acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18    Foreign Asset Control Regulations.

Neither of the advance of the Loans or issuance of any Letter of Credit nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower or its Subsidiaries (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.19    Survival.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 9.20    Press Releases and Related Matters.

Each Loan Party consents to the publication by the Administrative Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, and with the consent of the Borrower, logo or trademark.  The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  The Administrative Agent and the Lenders reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.21    Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.22    ENTIRE AGREEMENT.   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 9.23    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender in such currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RADIOSHACK CORPORATION,
as Borrower

By: /s/ James F. Gooch
Name: James F. Gooch
Title: Executive Vice President and Chief Financial Officer

TRS Quality, Inc., as a Facility Guarantor

By: /s/ James F. Gooch
Name: James F. Gooch
Title: Executive Vice President and Chief Financial Officer

RADIOSHACK CUSTOMER SERVICE LLC,
as a Facility Guarantor

By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

RADIOSHACK GLOBAL SOURCING CORPORATION, as a Facility Guarantor
By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

RADIOSHACK GLOBAL SOURCING LIMITED PARTNERSHIP, as a Facility Guarantor

By: RadioShack Corporation, its general partner

By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

RADIOSHACK GLOBAL SOURCING, INC., as a Facility Guarantor

By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

Signature Page to Credit Agreement

SCK, Inc., as a Facility Guarantor

By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

TANDY FINANCE CORPORATION, as a Facility Guarantor

By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

TE ELECTRONICS LP, as a Facility Guarantor

By: RadioShack Corporation, its general partner
By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

IGNITION L.P., as a Facility Guarantor

By: RadioShack Corporation, its general partner
By: /s/ Mark Barfield
Name: Mark Barfield
Title: Vice President and Treasurer

 Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ David R. Vega
Name: David R. Vega
Title: Managing Director

BANK OF AMERICA, N.A., as Swingline Lender, as a Lender and as an Issuing Bank

By: /s/ David R. Vega
Name: David R. Vega
Title: Managing Director

 Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Bank

By: /s/ Cory Loftus
Name: Cory Loftus
Title: Director

   Signature Page to Credit Agreement

JP MORGAN CHASE BANK, N.A. , as a Lender

By: /s/ Andrew Ray
Name: Andrew Ray
Title: Vice President

Signature Page to Credit Agreement

HSBC BANK USA N.A., as a Lender

By: /s/ Thomas A. Getty, Jr.
Name: Thomas A. Getty, Jr.
Title: Vice President

Signature Page to Credit Agreement

Sovereign Bank, as a Lender

By: /s/ Jorge Schwarz
Name: Jorge Schwarz
Title: Senior Vice President

Signature Page to Credit Agreement

Fifth Third Bank, as a Lender

By: /s/ Mike Mendenhall
Name: Mike Mendenhall
Title: Vice President

Signature Page to Credit Agreement

PNC Bank, National Association, as a Lender

By: /s/ Jonathan Parker
Name: Jonathan Parker
Title: Relationship Manager

Signature Page to Credit Agreement

SUNTRUST BANK, as a Lender

By: /s/ Kevin Harrison
Name: Kevin Harrison
Title: Managing Director

Signature Page to Credit Agreement

REGIONS BANK, as a Lender

By: /s/ Louis Alexander
Name: Louis Alexander
Title: Attorney in Fact

 Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Paul Taubeneck
Name: Paul A. Taubeneck
Title: Vice President

Signature Page to Credit Agreement

Compass Bank, as a Lender

By: /s/ Ramon Garcia
Name: Ramon Garcia
Title: Vice President

Signature Page to Credit Agreement

EXHIBIT A TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] (“Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

______________________________

1
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3	Select as appropriate.

4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:	______________________________ ______________________________
2.	Assignee[s]:	______________________________ ______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.	Borrower(s):	______________________________
4.	Administrative Agent: Bank of America, N.A., as the administrative agent and collateral agent under the Credit Agreement
5.
Credit Agreement: Credit Agreement, dated as of January 4, 2011, by, among others, the Borrower, the Facility Guarantors (as defined therein) party thereto from time to time, the Lenders (as defined therein), and the Administrative Agent

6.	Assigned Interest:

Assignor[s]5	Assignee[s]6	Commitment	Aggregate Amount of Commitment/Loans for all Lenders7	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans8	CUSIP Number

____________	____________	____________	$________________	$_________	____________%	_________
____________	____________	____________	$________________	$_________	____________%	_________
____________	____________	____________	$________________	$_________	____________%	_________

[7.	Trade Date: __________________]9

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

______________________________

5	List each Assignor, as appropriate.

6	List each Assignee, as appropriate.

7
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

9	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:  _____________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:  _____________________________
Title:
[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as

  Administrative Agent

By:         _________________________________

Title:

[Consented to:]11

By:         _________________________________

Title:

______________________________

10	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

11	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender or any Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.           Representations and Warranties.

1.1.           Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York (without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction).

EXHIBIT B TO CREDIT AGREEMENT

FORM OF CUSTOMS BROKER AGREEMENT

Name and Address of [Customs Broker][Freight Forwarder][Shipper][Agent]:
_______________________________
_______________________________
_______________________________

Dear Sir/Madam:

RadioShack Corporation, a Delaware corporation, with its principal executive offices at 300 RadioShack Circle, Fort Worth, TX 76102 (the “Borrower”), has entered into various financing agreements with Bank of America, N.A., a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent and collateral agent (the “Administrative Agent”) for the benefit of a syndicate of lenders and certain other secured parties (collectively, the “Secured Parties”), pursuant to which the Borrower and certain of the Borrower’s subsidiaries (the “Guarantors”) have granted a security interest to the Administrative Agent in and to, among other things, all of the Borrower’s and Guarantors’ existing and future inventory and other goods and documents of title (including. without limitation, any documents of title, bills of lading, waybills, airway bills, seaway bills, receipts, or any similar document, instrument, writing or record which evidences title, ownership, shipment, receipt or possession of any goods (collectively, “Documents”)).

The Administrative Agent has requested that you (the “Customs Broker”) act as its agent for the limited purpose of more fully perfecting and protecting the interest of the Administrative Agent in such Documents and in the goods and inventory for which such Documents have been issued, and the Customs Broker has agreed to do so.  This letter shall set forth the terms of the Customs Broker's engagement.

1. Appointment of Customs Broker as Agent of Administrative Agent:  The Customs Broker is hereby appointed as agent for the Administrative Agent to receive and retain possession of all Documents heretofore or at any time hereafter issued for any goods, inventory, or other property of the Borrower and the Guarantors’ which are received by the Customs Broker for processing (collectively, the “Property”), such receipt and retention of possession being for the purpose of more fully perfecting and preserving the Administrative Agent’s security interests in the Documents and the Property.  The Customs Broker will maintain possession of the Documents and any Property, subject to the security interests of the Administrative Agent.

2. Delivery of Documents. Release of Property:  Until the Customs Broker receives written notification from the Administrative Agent pursuant to paragraph 3 below to the contrary, the Customs Broker is authorized by the Administrative Agent to, and the Customs Broker may, deliver:

(a) the Documents to the issuing carrier or to its agent or as directed by the Borrower for the purpose of permitting Borrower, as consignee, to obtain possession or control of the Property subject to such Documents; and

(b) the Property, in each instance as directed by Borrower.

3. Notice From Administrative Agent To Follow Administrative Agent’s Instructions: Upon the Customs Broker's receipt of written notification from the Administrative Agent, the Customs Broker shall thereafter follow solely the instructions of the Administrative Agent concerning the disposition of the Documents and the Property and will not follow any instructions of Borrower or any other person concerning the same.  Such notifications and instructions shall be given to the following address (or to such other address, written notice of which is given to the Administrative Agent by or on behalf of the Customs Broker):

_________________________
_________________________
_________________________
Attn:           ___________________

4. Limited Authority:  The Customs Broker’s sole authority as the agent of the Administrative Agent is to receive and maintain possession of the Documents and Property on behalf of the Administrative Agent and to follow the instructions of the Administrative Agent as provided herein.  Except as may be specifically authorized and instructed in writing by the Administrative Agent the Customs Broker shall have no authority as the agent of the Administrative Agent to undertake any other action or to enter into any other commitments on behalf of the Administrative Agent.

5. Expenses:  The Administrative Agent shall not be obligated to compensate the Customs Broker for serving as agent hereunder, nor shall the Administrative Agent be responsible for any fees, expenses, customs, duties, taxes, or other charges relating to the Documents or the Property.  The Customs Broker acknowledges that the Borrower is solely responsible for payment of any compensation and charges which are to Borrower’s account.  The Borrower is further responsible for paying any fees, expenses, customs duties, taxes, or other charges which are, or may, accrue, to the account of the Property.  The Administrative Agent, at its sole option, may authorize the Customs Broker to perform specified services on behalf of the Administrative Agent at mutually agreed rates of compensation, which shall be to the Administrative Agent’s account and payable to the Customs Broker by the Administrative Agent (provided, however, such payment shall not affect any obligation of the Borrower to reimburse the Administrative Agent for any such compensation or other costs or expenses reasonably incurred by the Administrative Agent).

6. Term:

(a) In the event that the Customs Broker desires to terminate this Agreement, the Customs Broker shall furnish the Administrative Agent with sixty (60) days prior written notice of the Customs Broker’s intention to do so.  During such 60 day period (which may be shortened by written notice to the Customs Broker by the Administrative Agent), the Customs Broker shall continue to serve as agent hereunder.  The Customs Broker shall also cooperate with the Administrative Agent and execute all such documentation and undertake all such action as may be reasonably required by the Administrative Agent in connection with such termination.  Such notice shall be given to the following address (or to such other address, written notice of which is given the Customs Broker by or on behalf of the Administrative Agent):

Administrative Agent:

Bank of America, N.A.
100 Federal Street
MA5-100-09-09
Boston, Massachusetts 02110
Attn: David Vega

(b) Except as provided in Section 6(a), above, this Agreement shall remain in full force and effect until the Customs Broker receives written notification from the Administrative Agent of the termination of the Customs Broker’s responsibilities hereunder.

7. Customs Broker’s Lien:  The Customs Broker shall have a lien, to the extent provided by law, on any Property then in the possession of the Customs Broker, which lien shall be to the extent of any costs, fees, freight charges, storage charges, or other charges or expenses incurred or paid by the Customs Broker with respect to that Property then in the possession of the Customs Broker, for which the Customs Broker has not received payment, but not for any amount owed on account of any other Property, item, or matter.  Upon receipt by the Customs Broker of payment in full of all outstanding amounts, including, but not limited to, any costs, fees, freight charges, storage charges, or other charges or expenses incurred or paid by the Customs Broker with respect to the Property then in the possession of the Customs Broker, the Customs Broker shall not assert against such Property any statutory, possessory, or other lien, including, without limitation, any right of levy or distraint.

If the foregoing correctly sets forth our understanding, please indicate your assent below following which this letter will take effect as a sealed instrument.

Very truly yours,

BORROWER:

RADIOSHACK CORPORATION

By: _______________________
Name: _______________________
Title: _______________________

GUARANTORS:

RADIOSHACK CUSTOMER SERVICE LLC,

By: ____________________
Name: ____________________
Title: ____________________

RADIOSHACK GLOBAL SOURCING CORPORATION
By: ____________________
Name: ____________________
Title: ____________________

RADIOSHACK GLOBAL SOURCING LIMITED PARTNERSHIP

By: ____________________
Name: ____________________
Title: ____________________

RADIOSHACK GLOBAL SOURCING, INC

By: ____________________
Name: ____________________
Title: ____________________

SCK, INC.
By: ____________________
Name: ____________________
Title: ____________________

TANDY FINANCE CORPORATION

By: ____________________
Name: ____________________
Title: ____________________

TE ELECTRONICS LP

By: ____________________
Name: ____________________
Title: ____________________

TRS QUALITY, INC.

By: ____________________
Name: ____________________
Title: ____________________

IGNITION L.P., as a Facility Guarantor

By: ____________________
Name: ____________________
Title: ____________________

Agreed:

CUSTOMS BROKER:

____________________________

By:__________________________
Name: _______________________
Title: ________________________

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:__________________________
Name: _______________________
Title: ________________________

EXHIBIT C TO CREDIT AGREEMENT

FORM OF NOTICE OF [BORROWING][CONTINUATION][CONVERSION]

 Date:  ______________12

To:	Bank of America, N.A., as Administrative Agent
100 Federal Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of January 4, 2011 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and between, among others (i) RadioShack Corporation, as borrower (the “Borrower”), (ii) the Facility Guarantors party thereto, (iii) the Lenders party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned hereby requests (select one):

 o A Borrowing of Revolving Credit Loans

 o A Borrowing of Swingline Loans

 o   A conversion of Revolving Credit Loans

 o   A continuation of Revolving Credit Loans

1.           On  ___________________(a Business Day).

2.           In the amount of $____________________

3.           Comprised of13:

____________________

12
Deadlines for delivery of notice to the Administrative Agent are as follows: (1) a Borrowing requires: (a) three Business Days notice prior to the requested date of LIBO Loans and (b) notice on the requested date of any Prime Rate Loans; provided, however, LIBO Loans having an interest period other than one, two, three or six months require four Business Days notice prior to the requested date of such Borrowing, conversion or continuation; and (2) a conversion or continuation requires three Business Days prior notice.

13	Swingline Loans may only be made as Prime Rate Loans.

 o  LIBO Loans with an Interest Period of _______ month(s)14

 o     Prime Rate Loans

4.	In the case of a Borrowing, the proceeds of which are to be disbursed to	the following account(s):

The Borrower hereby certifies that the Borrowing requested herein is not in contravention of any provision contained in Section 2.01(a) of the Credit Agreement and would not cause any Lender (including the Swingline Lender) to make any Loan in excess of the limitations contained in Section 2.01(a) of the Credit Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(b), (c) and (d) shall be satisfied on and as of the date of the applicable Credit Extension.15

[Remainder of Page Left Intentionally Blank]

 _________________________

14	May be a period of one, two, three or six months (or, if available, to all Lenders, 9 or 12 months)

15	Include these two sentences in the case of any Borrowing of Loans.

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered as of the date first above written.

RADIOSHACK CORPORATION,
As Borrower

By: __________________________
Name:
Title:

EXHIBIT D TO CREDIT AGREEMENT

FORM OF JOINDER TO CREDIT AGREEMENT

This Joinder to Credit Agreement (this “Joinder”) is made as of ________ __, 20__, by and among:

_________________________, a _________________________ (the “New Facility Guarantor”); and

BANK OF AMERICA, N.A., a national banking association, as administrative agent and as collateral agent (the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties (as defined in the Credit Agreement referred to below);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

A.           Reference is made to a certain Credit Agreement dated as of January 4, 2011 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by, among others (i) RadioShack Corporation, a Delaware corporation, as borrower (the “Borrower”), (ii) the Facility Guarantors party thereto (the “Existing Facility Guarantors”, and together with the Borrower, the “Loan Parties”), (iii) the Lenders party thereto and (iv) the Administrative Agent.  All capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to such terms in the Credit Agreement.

B.           The New Facility Guarantor desires to become a party to, and bound by the terms of, the Credit Agreement and the other Loan Documents in the same capacity and to the same extent as the Existing Facility Guarantors thereunder.

C.           Pursuant to the terms of the Credit Agreement, in order for the New Facility Guarantor to become party to the Credit Agreement and the other Loan Documents as provided herein, the New Facility Guarantor is required to execute this Joinder.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Joinder and Assumption of Obligations.  Effective as of the date of this Joinder, the New Facility Guarantor hereby acknowledges that the New Facility Guarantor has received and reviewed a copy of the Credit Agreement, and hereby:

(a)	joins in the execution of, and becomes a party to, the Credit Agreement as a Facility Guarantor, as indicated by its signature below;

(b)
covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments (other than covenants, agreements, liabilities and acknowledgments which specifically relate solely to an earlier date) of a Facility Guarantor under the Credit Agreement and the other Loan Documents, in each case, with the same force and effect as if such New Facility Guarantor was a signatory to the Credit Agreement and the other Loan Documents and was expressly named as a Facility Guarantor therein;

(c)	assumes and agrees to perform all applicable duties and Obligations of a Loan Party under the Credit Agreement and the other Loan Documents.

2.
Representations and Warranties.  The New Facility Guarantor hereby makes all representations, warranties and other statements (other than representations, warranties and statements which specifically relate solely to an earlier date) of a Facility Guarantor under the Credit Agreement and the other Loan Documents, in each case, with the same force and effect as if such New Facility Guarantor was a signatory to the Credit Agreement and the other Loan Documents and was expressly named as a Facility Guarantor therein.

3.
Ratification of Loan Documents.  All of the terms and conditions of the Credit Agreement and of the other Loan Documents shall remain in full force and effect as in effect prior to the date hereof, without releasing any Loan Party thereunder or Collateral therefor.

4.	Conditions Precedent to Effectiveness. This Joinder shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:

(a)	This Joinder shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect.

(b)
All action on the part of the New Facility Guarantor necessary for the valid execution, delivery and performance by the New Facility Guarantor of this Joinder and all other documentation, instruments, and agreements required to be executed in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

(c)	The New Facility Guarantor shall have delivered the following to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

i.	a certificate of good standing issued by the Secretary of State of the State of its incorporation or organization.

ii.
a certificate of an authorized officer of the due adoption, continued effectiveness, and setting forth the text, of each corporate resolution adopted in connection with the assumption of obligations under the Credit Agreement and the other Loan Documents, and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, together with true and accurate copies of all its certificate or articles of incorporation (or similar organizations documents) and its by-laws or operating agreement.

iii.	its Perfection Certificate in the form delivered by the Loan Parties on the Closing Date.

iv.	Execution and delivery by the New Facility Guarantor of the following Loan Documents:

a)	Joinder to the Security Agreement;

b)	Joinder to the Facility Guarantee; and

c)	Joinder to each other Security Document, as applicable.

(d)
At the option of the Administrative Agent, it shall have received a favorable written legal opinion of the Loan Parties’ counsel addressed to the Administrative Agent and the other Lenders, covering such matters relating to the New Facility Guarantor, the Loan Documents and/or the transactions contemplated thereby as the Administrative Agent shall reasonably request.

(e)
The Administrative Agent shall have received the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to the New Facility Guarantor in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, and (ii) the Administrative Agent shall have proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement.

(f)
All reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation and negotiation of this Joinder and related documents (including the fees and expenses of counsel to the Administrative Agent) to the extent required to be reimbursed or paid by the Borrower under the Credit Agreement or applicable Loan Documents shall have been paid in full by the Borrower.

(g)
The New Facility Guarantor shall have taken whatever action (including the filing of UCC financing statements) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens to the extent required under the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.	Miscellaneous.

(a)
This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Joinder shall be effective as delivery of an original executed counterpart of this Joinder.

(b)
This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)
Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

(d)	THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date set forth above.

NEW FACILITY GUARANTOR:

_________________________________

By: ___________________________
Name: ___________________________
Title: ___________________________

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By: ___________________________
Name: ___________________________
Title: ___________________________

EXHIBIT E TO CREDIT AGREEMENT

FORM OF CREDIT CARD NOTIFICATION
PREPARE ON LOAN PARTY LETTERHEAD - ONE FOR EACH PROCESSOR

[__________ __, 20__]

BY CERTIFIED MAIL -- RETURN RECEIPT REQUESTED

To:	[Name and Address of Processor]
(the “Processor”)

Re:	______________________________________
Merchant Account Number: _______________. The credit card processing agreement between ________________
and ________________ dated________________ (the “Processing Agreement”).

Dear Sir/Madam:

Under various agreements among _______________, a ______________ with an address at __________________ (the “Loan Party”) and Bank of America, N.A., a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent and as collateral agent (the “Administrative Agent”) for the benefit of a syndicate of lenders and certain other secured parties (the “Secured Parties”), the Loan Party has granted to the Administrative Agent, for the benefit of itself and the other Secured Parties, a security interest in and to, among other things, the Loan Party’s inventory, credit card receivables, certain accounts, books and records relating to the foregoing, and proceeds therefrom, including without limitation, all amounts due or to become due from the Processor to the Loan Party pursuant to the Processing Agreement between the Processor and the Loan Party.

Under the terms and provisions of the agreements with the Administrative Agent, under certain circumstances, the Loan Party is obligated to deliver all proceeds of the Loan Party’s accounts, accounts receivable and inventory to the Administrative Agent.  Such proceeds include all credit card charges (the “Charges”) submitted by the Loan Party to the Processor for processing and the amounts which the Processor owes to the Loan Party on account thereof (the “Credit Card Proceeds”) and all other amounts due or to become due to the Loan Party under the Processing Agreement.

Until the Processor receives notification from an officer of the Administrative Agent as provided below, all amounts due from time to time from the Processor to the Loan Party (including Credit Card Proceeds, payment from any reserve account or the like or other payments) shall be transferred only as follows:

By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

__________________________________
ABA # ____________________________
For Credit to ________________________
Account No. ________________________

After the Processor receives notification from an officer of the Administrative Agent, all amounts shall be transferred as the Processor may be instructed from time to time in writing by an officer of the Administrative Agent.  After the Processor receives notification from the Administrative Agent that all obligations of the Loan Party to the Secured Parties have been paid in full and the commitments of the Secured Parties to make loans to the Loan Party have terminated, all amounts shall thereafter be transferred as the Processor may be instructed by the Loan Party.

Upon request of an officer of the Administrative Agent, a copy of each periodic statement provided by the Processor to the Loan Party should be provided to the Administrative Agent at the following address (which address may be changed upon seven (7) days written notice given to the Processor by an officer of the Administrative Agent):

Bank of America, N.A.
100 Federal Street
MA5-100-09-09
Boston, Massachusetts 02110
Attention: David Vega

The Processor shall be fully protected in acting on any order or direction by an officer of the Administrative Agent given in accordance with the terms of this letter respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Administrative Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by notice in writing signed by an officer of the Loan Party and an officer of the Administrative Agent and may be terminated solely by written notice signed by an officer of the Administrative Agent.

Very truly yours,

[LOAN PARTY]

By: _____________________________
Name: _____________________________
Title: _____________________________

Acknowledged and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:         ________________________
Name:   ________________________
Title:      ________________________

EXHIBIT F TO THE CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________, ____

To:       Bank of America, N.A.
100 Federal Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 4, 2011 (as amended, modified, supplemented or restated from time to time the “Credit Agreement”) by, among others (i) RadioShack Corporation, as borrower (the “Borrower”), (ii) the Facility Guarantors party thereto, (iii) the Lenders party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer1 hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered the year-end audited financial statements required by Section 5.01(a) of the Credit Agreement for the Fiscal Year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered the (i) unaudited financial statements required by Section 5.01(b) of the Credit Agreement for the Fiscal Quarter of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations of the Borrower for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year.
____________________________

1	This certificate should be from the chief executive officer, president, vice president, chief financial officer, treasurer, or assistant treasurer of the Borrower.

2. Since __________ (the date of the last similar certification), and except as set forth in Schedule 1, no Default or Event of Default has occurred.

If a Default or Event of Default has occurred since __________ (the date of the last similar certification), the Borrower has taken or proposes to take those actions with respect to such Default or Event of Default as described on said Schedule 1.

3. Reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for the period covered by the financial statements delivered pursuant to paragraph 1 above are set forth on Schedule 2.

4. On Schedule 3 is set forth a total number of Store and Kiosk count as of the first day of the current Fiscal [Year][Quarter] and the number of Store and Kiosk openings and Store and Kiosk closings during the immediately preceding Fiscal [Year][Quarter].

IN WITNESS WHEREOF, I have executed this Certificate as of the date first set forth above.

RADIOSHACK CORPORATION

By: ___________________________
Name: ___________________________
Title: ___________________________

SCHEDULE 1

[List any Default or Event of Default and actions taken or proposed to be taken.]

SCHEDULE 2

[A form to be agreed to between Borrower and Administrative Agent]

SCHEDULE 3

(a)           Aggregate number of the Loan Parties’ Stores as of the
first day of the current Fiscal [Year][Quarter]:                                                                                                    _______

(b)           Aggregate number of Loan Parties’ Kiosks as of the
first day of the current Fiscal [Year][Quarter]:                                                                                                     _______

(c)           Aggregate number of the Loan Parties’ Stores opened during
the period ended as of the Statement Date:                                                                                                            _______

(d)           Aggregate number of the Loan Parties’ Kiosks opened during
the period ended as of the Statement Date:                                                                                                             _______

(e)           Aggregate number of the Loan Parties’ Stores closed during
the period ended as of the Statement Date:                                                                                                             _______

(f)           Aggregate number of the Loan Parties’ Kiosks closed during
the period ended as of the Statement Date:                                                                                                             _______

EXHIBIT G TO CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

[see attached]

RADIO SHACK CORPORATION
				REVOLVING LINE OF CREDIT AVAILABILITY CALCULATION		Cert. No.	1
($ in 000s)

Total
	Ending Inventory, as of:				ACTUALS	-

		Less:	Service Platform			-
			Premiums			-
			LCM/Obsolescence			-
			Trailing credit reserve			-
			RSGS intercompany profit			-
			Other intercompany profit			-
			Temporary close (loc. 01-2818)			-
			Classic lab store			-
			Retail adjustment unit			-
			Capitalized DC freight			-
			Capitalized store freight			-
			Inventory owned by Third Parties (consignment arrangements, etc.)			-

		Plus:	Eligible L/C Inventory			-
			Eligible In-Transit Inventory			-
			In-transit stores to stores or DCs to stores			-

(A)	Total Eligible Inventory, as of:			November 30, 2010	ACTUALS	-

(B)	NOLV:		78.2%

(C)	Advance Rate		82.5%			64.5%

(D)	Inventory Availability (A x B x C)					-

	Trade Accounts Receivable as of:			November 30, 2010	ACTUALS	-
	Less:		Past Due> 60 Days Past Due Date			-
			Past Due > 120 Days from Invoice Date			-
			Credit Balances Past Due			-
			Cross-Age (50%)			-
			Contra Accounts			-
			Foreign Accounts			-
			Charge Backs (Current) - Bad Debt Reserves			-
			Government Accounts			-
			Unapplied Cash			-
			Bankrupt/Insolvent Accounts			-
			Other (Per Terms of the Credit Agreement)			-

	Total Eligible Trade Accounts Receivable:					-

	Less:		Dilution Reserve			-

(E)	Adjusted Eligible Trade Accounts Receivable					-

(F)	Advance Rate:		85.0%

(G)	Trade A/R Availability (E x F)					-

	Accounts Receivable from Wireless Providers as of:			November 30, 2010	ACTUALS	-
	Less:		Past Due > 60 Days from Due Date			-
			Past Due credit balances			-
			Reserve for chargebacks (due to cancellations)			-
			Accounts payable due to Wireless Providers			-
			Cellular commissions due to Dealers			-

(H)	Total Eligible Accounts Receivable from Wireless Providers:					-

(I)	Advance Rate:		80.0%

	Wireless A/R Availability before borrowing base cap (H x I)					-
	Less:	Amount of Wireless A/R in excess of 25% of the Maximum Borrowing Amount				-

(J)	Wireless A/R Availability					-

	Credit Card Receivables as of:			November 30, 2010	ACTUALS	-
	Less:		Outstanding > 5 days from date of sale			-
			Fees and discounts			-
			Other (per terms of the Credit Agreement)			-

(K)	Eligible Credit Card Receivables					-

(L)	Advance Rate:		90.0%

(M)	Credit Card Availability (H x I)					-

Availability Reserves:
	Less:	Landlord Lien Reserve (2 months rent WA,PA and VA stores)				-
			Gift Card Reserve (50%)			-
			Customer deposits (100%)			-
		Texas ad valorem taxes (PERSONAL Property Taxes Only)				-
			Other (per terms of the Credit Agreement)			-
(O)	Total Availability Reserves					-

(P)	Borrowing Base (D + G + J - K)					-
(Q)	Total Credit Facilty Commitment Amount					450,000
	Maximum Borrowing Amount (lesser of P or Q)					-

	Memo:	Verify Wireless A/R < 25% of Maximum Borrowing Amount

Radio Shack Corporation

Availability Calculation

Beginning Principal Balance			-

Add prior days advance			-
Add fees charged today			-

Less prior day's paydown			-

Ending principal balance			-

Add est. accrued mtd interest			-
Add Letters of Credit
Documentary L/C			-
Standby L/C			-

Total liability prior to request			-

Excess Availability prior to today's request			-

Advance Request			$ -

Excess Availability after today's request			$ -

The undersigned represents and warrants (a) that the information set forth above and all supporting documentation delivered in connection herewith (i) is true and correct in all material respects, and (ii) has been prepared in accordance with the requirements of the Credit Agreement (the "Credit Agreement") dated [January 4], 2011, by and between, among others, RadioShack Corporation, as Borrower, and Bank of America, N.A., as Administrative Agent; and (b) no Default or Event of Default (as such terms are defined in the Credit Agreement) are presently in existence.

Authorized Signer	Lead Borrower:	Radio Shack Corporation
By:
Name:
Title:

EXHIBIT H TO CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

January 4, 2011

Reference is made to that certain Credit Agreement, dated as of January 4, 2011 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and between, among others (i) RadioShack Corporation, as borrower (the “Borrower”), (ii) the Facility Guarantors party thereto, (iii) the Lenders party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies, solely in such undersigned’s capacity as the [Chief Financial Officer]1of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions to occur on the Closing Date, including the making of the Loans (if any) and the issuance of Letters of Credit (if any) under the Credit Agreement on the date hereof, and after giving effect to the application of any proceeds thereof:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a Consolidated basis, exceeds, on a Consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Borrower and its Subsidiaries, on a Consolidated basis, is greater than the amount that will be required to pay the liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a Consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a Consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Remainder of page intentionally left blank]

____________________________

1	This certificate may be issued by another Responsible Officer of the Borrower with equivalent duties of the Chief Financial Officer.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [Chief Financial Officer] of the Borrower, on behalf of the Borrower and its Subsidiaries, and not individually, as of the date first set forth above.

RADIOSHACK CORPORATION

By: ___________________________
Name: ___________________________
Title: ___________________________

Schedule 1.1(a)

Lenders and Commitments

Lender	Commitment	Commitment Percentage
BANK OF AMERICA, N.A.	$85,000,000.00	18.888888888%
WELLS FARGO BANK, N.A	$85,000,000.00	18.888888888%
REGIONS BANK	$60,000,000.00	13.333333333%
JP MORGAN CHASE BANK, N.A.	$50,000,000.00	11.111111111%
PNC BANK, NATIONAL ASSOCIATION	$25,000,000.00	5.555555556%
FIFTH THIRD BANK	$25,000,000.00	5.555555556%
KEYBANK NATIONAL ASSOCIATION	$25,000,000.00	5.555555556%
SOVEREIGN BANK	$25,000,000.00	5.555555556%
HSBC BANK USA, N.A.	$25,000,000.00	5.555555556%
SUNTRUST BANK	$25,000,000.00	5.555555556%
COMPASS BANK	$20,000,000.00	4.444444444%

Total	$450,000,000.00	100.000000000%

Schedule 1.1(b)

Existing Letters of Credit

Beneficiary	Applicant	Issuer	Letter of Credit Number	Stated Expiration Date	Amount

Liberty Mutual Insurance Company	RadioShack Corporation	Bank of America, N.A.	1305550	April 15, 2011 (subject to auto-renewal)	$32,664,000

Spin Master Toys Far East Limited	RadioShack Global Sourcing Limited Partnership	Bank of America, N.A.	5279005	February 2, 2011	$121,949.60

Spin Master Toys Far East Limited	RadioShack Global Sourcing Limited Partnership	Bank of America, N.A.	5079006	February 25, 2011	$122,961.20

Schedule 4.01(c)

Local Counsel Opinions

Counsel	Jurisdiction	Loan Party
Holland & Hart LLP	Nevada	RadioShack Global Sourcing Corporation RadioShack Global Sourcing, Inc. RadioShack Global Sourcing Limited Partnership
Hunton & Williams LLP	Virginia	RadioShack Customer Service LLC
Thompson & Knight LLP	Texas	Ignition L.P.

Schedule 5.02(e)

Reporting Requirements

Quarterly, monthly, or daily, as applicable (no later than 20 days after the end of the reporting period unless weekly)

Borrowing Base backup to be received with the Borrowing Base Certificate:
- Summary source document of inventory by category
- Summary source document of L/C and in-transit inventory by category
- Summary source document of inventory ineligibles
- Summary source document of account receivables - credit card, wireless and trade A/R
- Summary source document of account receivables ineligibles
- Summary source document of gift cards
- Summary source document of Texas Ad Valorem
- Summary source document of landlord lien
- Summary source document of customer deposits
- Accounts payable aging

Schedule 6.01

Permitted Encumbrances

Debtor	Secured Party	File Number	File Date	Jurisdiction	Collateral
RadioShack Corporation	General Electric Capital Corporation	52784073	08/31/2005	Delaware	Leased Equipment
RadioShack Corporation	General Electric Capital Corporation	53897106	12/15/2005	Delaware	Leased Equipment
RadioShack Corporation	McGrath Rentcorp/TRS-Rentelco	54066297	12/22/2005	Delaware	Specified Equipment
RadioShack Corporation	McGrath Rentcorp/TRS-Rentelco	60450833	01/26/2006	Delaware	Leased Equipment
RadioShack Corporation	Bay4 Capital	62261568	06/27/2006	Delaware	Leased Equipment
RadioShack Corporation	Hitachi Data Systems Credit Corp.	62269827	06/30/2006	Delaware	Leased Equipment
RadioShack Corporation	IBM Credit LLC	63362795	09/28/2006	Delaware	Leased Equipment
RadioShack Corporation	APH USA, Inc. ESI Industries, Inc.	63416419	10/03/2006	Delaware	Consigned Inventory
RadioShack Corporation	APH USA, Inc.	2006069893	11/28/2006	Puerto Rico	Specified Akai-brand flat panel TV products
RadioShack Corporation	Virgin Mobile USA, L.P.	64215844	12/04/2006	Delaware	Consigned Inventory
RadioShack Corporation	Wynit, Inc.	2007 1002772	03/15/2007	Delaware	Consigned Inventory
RadioShack Corporation	Belkin, Inc.	2007 2116357	06/05/2007 03/23/2010	Delaware	Consigned Inventory
RadioShack Corporation	IBM Credit LLC	2008 0416964	02/04/2008	Delaware	Leased Equipment
RadioShack Corporation	Sandisk Corporation	2009 0847514	03/17/2009	Delaware	Consigned Inventory
RadioShack Corporation	Sandisk Corporation	2009 2166871	07/06/2009	Delaware	Consigned Inventory
RadioShack Corporation	U.S. Bancorp	2010 1818933	05/24/2010	Delaware	Specified Equipment
SCK, Inc.	Virgin Mobile USA, L.P.	2008 3749536	11/07/2008	Delaware	Consigned Inventory

Schedule 6.02

Permitted Investments

None

Schedule 6.03

Existing Indebtedness

In addition:

•
Privately-negotiated convertible note hedge transactions relating to shares of its common stock initially issuable upon conversion of the 2.50% Notes with affiliates of Citigroup Global Markets Inc. and Banc of America Securities LLC1

•	$1,000,000 Charleston, South Carolina Industrial Revenue Bond, to mature on September 1, 2014

•
Lease obligations relating to RadioShack Corporation’s guarantee of CompUSA Inc.’s assumption of retail leases in connection with our sale of Computer City, Inc. subsidiary to CompUSA Inc. in August 19982

•	Car Lease Agreement between RadioShack Corporation and Donlen Fleet Management Services, effective as of January 22, 2003

•	Car Lease Agreement between RadioShack Corporation and Gelco Corp., dba GE Fleet Services, effective as of December 23, 2003

_____________________

1	Please see Company 8-K filed August 18, 2008 for further information
2	Please see Company 10-K filed February 22, 2010 for further information

Schedule 9.02

Administrative Agent’s Office,
Certain Addresses for Notices

LOAN PARTIES:

c/o RadioShack Corporation
300 RadioShack Circle
Fort Worth, TX 76102-1964
Attention: Mark Barfield, Vice President and Treasurer
Telephone: 817-415-3738
Telecopier: 817-415-2638
Electronic Mail: mark.barfield@radioshack.com
Website Address: http://www.radioshack.com/home/index.jsp
U.S. Taxpayer Identification Number: 75-1047710

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
Retail Finance Group
100 Federal Street
Boston, MA 02110
MA5-100-09-09
Attention: Paul Crowley
Telephone: 617-434-4203
Telecopier: 617-434-4310
Electronic Mail:  Paul.m.crowley@bankofamerica.com
Account No.: 502-52044
Ref:  RadioShack
ABA# 026009593

Other Notices as Administrative Agent:

Bank of America Merrill Lynch
BANC OF AMERICA SECURITIES LLC
Retail Finance Group
100 Federal Street
MA5-100-09-09
Boston, MA  02110
Attention:  David Vega, Managing Director
Telephone: 617-434-8735
Telecopier: 617-434-4131
Electronic Mail: david.r.vega@baml.com

ISSUING BANKS:

Bank of America, N.A.
Retail Finance Group
100 Federal Street
Boston, MA 02110
MA5-100-09-09
Attention: Paul Crowley
Telephone: 617-434-4203
Telecopier: 617-434-4310
Electronic Mail:  Paul.m.crowley@bankofamerica.com

Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, MA 02108
Attention: Connie Liu
Telephone: 617-854-7232
Telecopier: 866-303-3944
Electronic Mail: connie.liu@wellsfargo.com

SWING LINE LENDER:

Bank of America, N.A.
Retail Finance Group
100 Federal Street
Boston, MA 02110
MA5-100-09-09
Attention: Paul Crowley
Telephone: 617-434-4203
Telecopier: 617-434-4310
Electronic Mail:  Paul.m.crowley@bankofamerica.com
Account No.: 502-52044
Ref:  RadioShack
ABA# 026009593